Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

PERFICIENT, INC.,

PFT MERGECO IV, INC.,

BOLDTECH SYSTEMS, INC.,
a Colorado corporation,

BOLDTECH SYSTEMS, INC.,
a Delaware corporation,

Each of the PRINCIPALS

and

KENT KASICA, as REPRESENTATIVE

Dated as of September 20, 2007

i

3.17.	Environmental Matters	38
3.18.	Material Contracts	39
3.19.	Insurance	39
3.20.	Transactions with Related Parties	40
3.21.	Books and Records	40
3.22.	Absence of Changes	40
3.23.	Product Warranties; Services	42
3.24.	Customers and Supplier	42
3.25.	Illegal Payments	43
3.26.	Irrevocable Proxy and Voting Agreements	43
3.27.	Preferred Stockholder and Voting Agreements	43
3.28.	Disclosures	43
	ARTICLE IV
	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
4.01.	Organization, Standing and Power	43
4.02.	Authority	44
4.03.	Non-Contravention and Consents	44
4.04.	Litigation	44
4.05.	Parent Common Stock	44
4.06.	Brokers’ and Finders’ Fees	45
4.07.	Reports	45
4.08.	Continuity of Business Enterprise	45
4.09.	No Acquisition of Parent Common Stock	45
4.10.	Reorganization	45
	ARTICLE V
	COVENANTS RELATING TO CONDUCT OF BUSINESS
5.01.	Covenants of Company	45
5.02.	No Solicitation of Transactions	47
5.03.	All Necessary Action	48
	ARTICLE VI
	ADDITIONAL AGREEMENTS
6.01.	Regulatory Matters	48
6.02.	Securities Matters	48
6.03.	Registration Rights	49
6.04.	Stockholder Approval	53
6.05.	Access to Information; Confidentiality	54
6.06.	Legal Conditions to Merger	54
6.07.	Notification; Disclosure Supplements	54
6.08.	Tax Matters	55
6.09.	Tax Documentation	57
6.10.	Company Employees and Independent Contractors	57
6.11.	Employee Benefit Plans; Restricted Stock Grants	58
6.12.	Non-Competition Agreement	58

6.13.	Publicity	58
6.14.	Indemnification	59
6.15.	Insurance	59
6.16.	Stock Restriction Agreements	59
6.17.	Reorganization and Recapitalization	59
6.18.	Audited Financial Statements	59
6.19.	Chinese Company	60
6.20.	Tax Reporting	60
	ARTICLE VII
	CONDITIONS PRECEDENT
7.01.	Conditions to Each Party’s Obligation to Effect the Merger	60
7.02.	Conditions to Obligations of Parent and Merger Sub	60
7.03.	Conditions to Obligations of Company	62
	ARTICLE VIII
	TERMINATION AND AMENDMENT
8.01.	Termination	63
8.02.	Effect of Termination	63
8.03.	Expenses	63
8.04.	Extension; Waiver	63
	ARTICLE IX
	INDEMNIFICATION
9.01.	Agreement to Indemnify	64
9.02.	Survival of Indemnity	65
9.03.	Additional Provisions	65
9.04.	Claim Notice; Definitions; Third Party Claim Procedures	66
	ARTICLE X
	REPRESENTATIVE
10.01.	Authorization of the Representative	68
10.02.	Compensation; Exculpation; Indemnity	70
	ARTICLE XI
	GENERAL PROVISIONS
11.01.	Notices	71
11.02.	Interpretation	73
11.03.	Counterparts and Facsimile Execution	73
11.04.	Entire Agreement	73
11.05.	Governing Law	74
11.06.	Enforcement of Agreement	74
11.07.	Severability	74
11.08.	Assignment	74
11.09.	Amendment	74

EXHIBIT LIST

EXHIBIT A	Form of Articles of Incorporation
EXHIBIT B	Form of Bylaws
EXHIBIT C	Form of Letter of Transmittal
EXHIBIT D	Form of Option Surrender Agreement
EXHIBIT E	Form of Escrow Agreement
EXHIBIT F	Form of Secondary Merger Agreement
EXHIBIT G	Form of Confidentiality and Intellectual Property Assignment Agreement
EXHIBIT H	Form of Contractor Services Agreement
EXHIBIT I-1	Form of Five Year Non-Compete Agreement
EXHIBIT I-2	Form of Three Year Non-Compete Agreement
EXHIBIT I-3	Form of Two Year Non-Compete Agreement
EXHIBIT J	Form of Stock Restriction Agreement
EXHIBIT K	Form of Irrevocable Proxy and Voting Agreement

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of September 20, 2007, by and among Perficient, Inc., a Delaware corporation (“Parent”), PFT MergeCo IV, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), BoldTech Systems, Inc., a Colorado corporation (“ColoradoCompany”), BoldTech Systems, Inc., a Delaware corporation and a wholly-owned subsidiary of Colorado Company (“Delaware Company”), each Principal (as defined below) and Kent Kasica, in his capacity as Representative (“Representative”).

WHEREAS, Parent, Merger Sub, Delaware Company and Colorado Company have determined to engage in a strategic business combination;

WHEREAS, each Principal has executed and delivered to Colorado Company and Delaware Company an Irrevocable Proxy and Voting Agreement (as defined below) related to the voting of the each Principal’s shares of capital stock of Colorado Company and the shares of Delaware Company that such shares of capital stock of Colorado Company will be converted into pursuant to the Reorganization (as defined below);

WHEREAS, Colorado Company, Delaware Company and the holders of all of the Colorado Company Preferred Stock (as defined below) have entered into that certain Preferred Stockholder Agreement, dated September 18, 2007;

WHEREAS, as a condition to and in preparation for the strategic business combination and prior to the Closing (as defined below), Colorado Company will effect a reorganization by merging with and into Delaware Company (the “Reorganization”), a wholly owned subsidiary of Colorado Company, with the holders of capital stock of Colorado Company immediately before such merger holding an identical equity position in Delaware Company after the merger;

WHEREAS, following the Reorganization and prior to the Closing, Delaware Company will effect a recapitalization (the “Recapitalization”) pursuant to which, the rights and preferences of the Delaware Company Preferred Stock shall be amended (by approval and adoption of the Second Amended and Restated Certificate of Incorporation of Delaware Company (the “Second Amended and Restated Certificate of Incorporation”)) to, among other things, clarify that the maximum aggregate consideration that may be received per share by any holder of Delaware Company Preferred Stock in the event of a liquidation, dissolution or winding up of Delaware Company, either voluntary or involuntary, including a deemed liquidation, is equal to two times the original issue price per share, less the amount of any dividend or other amount paid to such holder on any share of Colorado Company Preferred Stock, prior to the Reorganization, or any share of Delaware Company Preferred Stock, after the Reorganization;

WHEREAS, the Liquidation Preference (as defined in the Second Amended and Restated Certificate of Incorporation) shall be paid by Delaware Company to the holders of Delaware Company Preferred Stock immediately prior to the Closing;

WHEREAS, following the Reorganization and the Recapitalization, Merger Sub will be merged with and into Delaware Company, with Delaware Company continuing as the surviving corporation in such merger as a direct wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, Parent and Delaware Company have determined that immediately after the effectiveness of the Merger, Delaware Company shall be merged with and into Parent (such merger being referred to herein as the “Secondary Merger”), with Parent continuing as the surviving entity in the Secondary Merger (sometimes hereinafter referred to as the “UltimateSurviving Corporation”);

WHEREAS, for federal income tax purposes, it is intended that (i) the Reorganization constitute a reorganization described in Section 368(a)(1)(F) of the Code, (ii) this Agreement and the Secondary Merger Agreement (as defined below) constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (iii) the Merger and the Secondary Merger constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and (iv) to the extent possible, the Merger and Secondary Merger constitute a reorganization within the meaning of Section 368(a) of the Code;

WHEREAS, the Boards of Directors of Colorado Company, Delaware Company, Parent (on its own behalf and as sole stockholder of Merger Sub) and Merger Sub have each approved and adopted this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, the holders of the requisite number of shares of Delaware Company Common Stock (as defined below) and Delaware Company Preferred Stock outstanding after the Reorganization shall, after the Reorganization, the Recapitalization and the execution hereof and prior to the Closing, by written consent, approve and adopt this Agreement, the Merger and the other transactions contemplated hereby; and

WHEREAS, Parent, Merger Sub, Delaware Company and Colorado Company desire to make certain representations, warranties and covenants in connection with the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.01.  Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“Accredited Investor” shall have the meaning assigned to such term in Regulation D promulgated under the Securities Act.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.  For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Aggregate Common Shares” means, with respect to a Common Securityholder, the aggregate of such Common Securityholder’s shares of Delaware Company Common Stock and Net Option Shares.

“AggregateFractional Share Consideration” means the aggregate amount of consideration payable pursuant to Section 2.13(a)(i).

“Aggregate Whole Shares” means the aggregate number of each Securityholder’s Whole Shares.

“Aggregate Whole Net Option Shares” means the aggregate number of each Optionholder’s whole Net Option Shares.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Laws” means all laws, statutes, constitutions, rules, regulations, principles of common law, resolutions, codes, ordinances, requirements, judgments, orders, decrees, injunctions, and writs of any Governmental Entity which has, or Colorado Company or Delaware Company believes is reasonably likely to have, jurisdiction over either Colorado Company, Delaware Company or any of the Subsidiaries or the businesses, operations or assets of Colorado Company, Delaware Company or any of the Subsidiaries, as they may be in effect on or prior to the Closing.

“Applicable Percentage” means, with respect to each Indemnifying Securityholder, a percentage equivalent of a fraction, the numerator of which is the aggregate number of whole Outstanding Shares and whole Net Option Shares held by such Securityholder and the denominator of which is the aggregate number of all whole Outstanding Shares and whole Net Option Shares.

“Arbitrating Accountant” has the meaning set forth in Section 2.14(e).

“Backlog” means expected revenue committed under signed customer Contracts but not yet recognized as revenue under GAAP.

“Certificate” means a certificate representing Outstanding Common Shares.

“Certificate of Merger” has the meaning set forth in Section 2.03.

“Charter Documents” has the meaning set forth in Section 3.01(c).

“Chinese Company” means BoldTech Systems (Hangzhou), Ltd., a China wholly-owned foreign enterprise.

“Claim Notice” has the meaning set forth in Section 9.04(a).

“Closing” has the meaning set forth in Section 2.03.

“Closing Cash Consideration” means the (i) Total Cash Consideration less (ii) Escrowed Cash and less (iii) the Aggregate Fractional Share Consideration

“Closing Cash Consideration Per Share” means the Closing Cash Consideration divided by the sum of (i) the number of Aggregate Whole Shares and (ii) the number of Aggregate Whole Net Option Shares.

“Closing Date” has the meaning set forth in Section 2.03.

“Closing Date Dispute Notice” has the meaning set forth in Section 2.14(b).

“Closing Date Statement” has the meaning set forth in Section 2.14(b).

“Closing Stock Consideration” means the Total Stock Consideration less the Escrowed Stock.

“Closing Stock Consideration Per Share” means the Closing Stock Consideration divided by the sum of (i) the number of Aggregate Whole Shares and (ii) the number of Aggregate Whole Net Option Shares.

“Closing Stock Consideration Value” means the product of the Closing Stock Consideration multiplied by the Parent Stock Per Share Price.

“Code” means the United States Internal Revenue Code of 1986, as amended; provided that all references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Colorado Company” shall have the meaning set forth in the Preamble.

“Colorado Company Common Stock” means the common stock of Colorado Company, no par value.

“Colorado Company Preferred Stock” means the preferred stock of Colorado Company, no par value.

“Commercially Reasonable Efforts” means the commercially reasonable efforts that a prudent person desirous of achieving a result and having an incentive to and interest in achieving such result would use in similar circumstances to achieve that result as expeditiously as reasonably possible.

“CommonSecurityholders” means, collectively, the Common Stockholders and the Optionholders.

“Common Stockholders” has the meaning set forth in Section 3.02(a)(iii).

“Company” means Colorado Company for all periods prior to the Reorganization and Delaware Company for all periods after the Reorganization.

“Company Benefit Plans” has the meaning set forth in Section 3.16(a).

“Company Charter Documents” has the meaning set forth in Section 3.01(b).

“Company Common Stock” means Colorado Company Common Stock for all periods prior to the Reorganization and Delaware Company Common Stock for all periods after the Reorganization.

“Company Disclosure Schedule” has the meaning set forth in ARTICLE III.

“Company Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the business or financial condition of Company or any of the Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute or be taken into account in determining a Company Material Adverse Effect:  any event, circumstance, change or effect that results from (i) changes affecting the economy or industry generally, (ii) the public announcement or pending nature of this Agreement and the transactions contemplated hereunder, or (iii) Company’s compliance with the terms of this Agreement.

“Company Stock Plan” has the meaning set forth in Section 3.02(b).

“Confidential Information” has the meaning set forth in Section 3.10(h).

“Confidentiality and Intellectual Property Assignment Agreement” means the Confidentiality and Intellectual Property Assignment Agreement in the form attached as Exhibit G.

“Consents” means all consents and approvals of third parties or Governmental Entities, in each case that are necessary to consummate the transactions contemplated hereby.

“Continuing Employees” has the meaning set forth in Section 6.10.

“Continuing Independent Contractors” has the meaning set forth in Section 6.10.

“Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which Company or any of the Subsidiaries is a party or by which Company or any of the Subsidiaries, or any of their properties or assets, is bound.

“Contractor Services Agreement” has means the Contractor Services Agreement to be entered into by and between Parent and each of the Continuing Independent Contractors, in the form attached as Exhibit H.

“Creditable Foreign Taxes” has the meaning set forth in Section 6.08(g).

“Damages” means any and all claims, demands, suits, proceedings, judgments, losses, charges, Taxes, penalties and fees, costs and expenses (including reasonable attorneys’ fees and expenses) sustained, suffered or incurred by an Indemnified Party in connection with, or related to, any matter which is the subject to the indemnification provisions hereof, subject to the limitations on indemnification set forth in Sections 9.02 and 9.03; provided that “Damages” shall not include (i) any incidental, consequential, indirect, special or punitive damages, (ii) any amount for which reimbursement is received by Parent, Merger Sub, the Ultimate Surviving Corporation, Colorado Company, Delaware Company or an Indemnifying Securityholder, as the case may be, pursuant to insurance policies or third-party payments by virtue of indemnification or subrogation received by such party which the Parent, Representative and the Principals shall use their Commercially Reasonable Efforts to pursue, and (iii) shall be determined net of any tax benefit actually realized by the Indemnified Party as a result of the claim.

“Delaware Company” shall have the meaning set forth in the Preamble.

“Delaware Company Common Stock” means, after the Reorganization, the common stock of Delaware Company, no par value.

“Delaware Company Preferred Stock” means, after the Reorganization, the preferred stock of Delaware Company, no par value.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” has the meaning set forth in Section 2.11(b).

“Effective Date” has the meaning set forth in Section 2.03.

“Effective Time” has the meaning set forth in Section 2.03.

“Employee Benefit Plan” means (i) any nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (ii) any qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (iii) any qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), (iv) any Employee Welfare Benefit Plan or fringe benefit plan or program, (v) any profit sharing, bonus, stock option, stock purchase, consulting, employment, severance or incentive plan, agreement or arrangement or (vi) any plan, agreement or arrangement providing benefits related to clubs, vacation, childcare, parenting, sabbatical or sick leave that is sponsored, maintained or contributed to by Company or any ERISA Affiliate for the benefit of the employees, former employees, independent contractors or agents of Company or any ERISA Affiliate or has been so sponsored, maintained or contributed to at any time prior to the Closing Date.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“Environmental Law” means any Applicable Law relating or pertaining to the public health and safety or the environment or otherwise governing the generation, use, handling,

collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including (i) the Solid Waste Disposal Act, 42 U.S.C. 6901 et seq., as amended, (ii) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended, (iii) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended, (iv) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended, (v) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended, (vi) the Emergency Planning and Community Right To Know Act, 15 U.S.C. § 2601 et seq., as amended, and (vii) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any subsidiary or other entity that would be considered a single employer with Company or a subsidiary within the meaning of Section 414 of the Code.

“Escrow Account” has the meaning set forth in the Escrow Agreement.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the Escrow Agreement to be entered into among Parent, the Representative and the Escrow Agent, in the form attached hereto as Exhibit E, with such modifications as may be reasonably acceptable to Parent and the Representative, as requested by the Escrow Agent.

“Escrow Distribution” means the amount of any distribution out of the Escrow Account to the Indemnifying Securityholders.

“Escrowed Cash” means $1,873,800.

“Escrowed Consideration” means the Escrowed Cash and the Escrowed Stock.

“Escrowed Consideration Value” means the Escrowed Cash plus the product of (a) the Escrowed Stock multiplied by (b) the Parent Stock Per Share Price.

“Escrowed Stock” means that number of shares of Parent Common Stock equal to the quotient of $1,249,200 divided by the Parent Stock Per Share Price, rounded to the nearest whole share.

“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 2.14(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.14(a).

“Estimated Statement” has the meaning set forth in Section 2.14(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Fiduciary” has the meaning set forth in Section 3(21) of ERISA.

“Filing Date” has the meaning set forth in Section 6.03(a).

“Financial Statements” has the meaning set forth in Section 3.05(a).

“Five Year Non-Compete Agreement” means the Non-Compete Agreement in the form attached as Exhibit I-1.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law and including, without limitation: (i) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (ii) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (iii) radioactive materials, asbestos containing materials, polychlorinated biphenyls or radon.

“Holdback Amount” has the meaning set forth in Section 2.14(a).

“Indebtedness” without duplication, means (i) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of Company and the Subsidiaries, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise, (ii) all deferred indebtedness of Company and the Subsidiaries for the payment of the purchase price of property or assets purchased, (iii) all obligations of Company and the Subsidiaries to pay rent or other payment amounts under a lease of real or Personal Property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (iv) any outstanding reimbursement obligation of Company or a Subsidiary with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of Company or any of the Subsidiaries, (v) any payment obligation of Company or a Subsidiary under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vi) all indebtedness for borrowed money secured by any Lien existing on property owned by Company or any Subsidiary, whether or not indebtedness secured thereby shall have been assumed, (vii) all guaranties, endorsements, assumptions and other contingent obligations of Company and the Subsidiaries in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others, and (viii) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated by this Agreement regardless if any of such are actually paid.

“Indemnified Party” means a Person who is entitled to indemnification pursuant to ARTICLE IX.

“Indemnifying Party” means a Person hereto who is required to provide indemnification under ARTICLE IX.

“Indemnifying Securityholders” means all Securityholders that receive consideration pursuant to Section 2.13(a)(iii).

“Injunction” has the meaning set forth in Section 7.01(b).

“Intellectual Property” means any or all of the following and all rights in, arising out of or associated therewith:  (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists and all documentation relating to any of the foregoing, (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world, (iv) all Software, (v) all industrial designs and any registrations and applications therefor throughout the world, (vi) all maskworks and any registrations and applications therefor throughout the world, (vii) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, (viii) all databases and data collections and all rights therein throughout the world, (ix) all moral and economic rights of authors and inventors, however denominated, throughout the world and (x) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Irrevocable Proxy and Voting Agreement” means the Irrevocable Proxy and Voting Agreement in substantially the form attached as Exhibit K.

“Lease Agreements” has the meaning set forth in Section 3.09(b).

“Leased Real Property” has the meaning set forth in Section 3.09(b).

“Letter of Transmittal” means the Letter of Transmittal in the form attached as Exhibit C.

“Licensed Software” has the meaning set forth in Section 3.10(b).

“Lien” or “Liens” means any pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever.

“Material Contract” means any of the following:

(i)           Any Contract that requires or may require future expenditures by Company or any of the Subsidiaries in excess of $100,000 or that might result in payments to Company or any of the Subsidiaries in excess of $100,000;

(ii)           Any Contract to which Company or any of the Subsidiaries is a party that is not terminable without penalty on notice of 60 days or less;

(iii)           Each Lease Agreement and each Contract or other right pursuant to which Company or any of the Subsidiaries uses or possesses any Personal Property (other than Personal Property owned by Company or a Subsidiary);

(iv)           Any Contract with the Securityholders or any Principal, director or officer of Company or any of the Subsidiaries, or any Affiliate of any of such Persons, including any Contract providing for the furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such Person;

(v)           Any Contract relating to the Intellectual Property of Company or any of the Subsidiaries, any Third Party Intellectual Property Rights or any Confidential Information;

(vi)           Any Contract containing any covenant (x) limiting the right of Company or any of the Subsidiaries to engage in any line of business, make use of any Intellectual Property, Third Party Intellectual Property Rights or any Confidential Information or compete with any Person in any line of business, (y) granting any exclusive distribution or supply rights or (z) otherwise having an adverse effect on the right of Company or any of the Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies;

(vii)           Any Contract between Company or any of the Subsidiaries and any current or former employee, consultant or director of Company or any of the Subsidiaries pursuant to which benefits would vest or amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of the transactions contemplated by this Agreement or any other Transaction Document to which Company or any of the Subsidiaries is a party (whether alone or upon the occurrence of any additional or subsequent events);

(viii)                      Any Contract that requires a consent to a change of control, merger or an assignment by operation of law, either before or after the Closing Date; or

(ix)           Any other Contract, or group of Contracts, the termination or breach of which would have, or would be reasonably expected to have, a Company Material Adverse Effect.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means the Closing Cash Consideration, the Closing Stock Consideration and the Escrowed Consideration.

“Merger Consideration Value” means the amount equal to the sum of the Closing Cash Consideration, the Closing Stock Consideration Value and the Escrowed Consideration Value.

“Merger Shares” means the Closing Stock Consideration and the Escrowed Stock Consideration.

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Option Shares” means, with respect to an Optionholder with an Outstanding In-the-Money Option, a number of shares of Company Common Stock as set forth opposite such Optionholder’s name in Schedule 1.01, which is equal to (i) such Optionholder’s Outstanding Option Shares less (ii) the quotient of (A) the aggregate exercise price for all such Optionholder’s Outstanding In-the-Money Options divided by (B) Total Consideration Per Theoretical Fully Diluted Share.

“Net Working Capital” means the (i) the sum of (a) cash, (b) accounts receivable, including accounts receivable related to completed but unbilled projects (net of allowances for doubtful accounts) of Company and the  Subsidiaries on a consolidated basis and (c) prepaid assets, less (ii) the liabilities of Company and the Subsidiaries on a consolidated basis, all as reflected on the Estimated Statement, as finally determined by the Closing Date Statement or pursuant to the procedures set forth in Section 2.14.

“Net Working Capital Threshold Amount” means  $2,921,700.

“Non-Control Party” has the meaning set forth in Section 9.04(b).

“Option” has the meaning set forth in Section 3.02(b).

“Option Surrender Agreement” means the Option Surrender Agreement in the form attached as Exhibit D.

“Optionholder” or “Optionholders” has the meaning set forth in Section 2.10.

“Owned Software” has the meaning set forth in Section 3.10(b).

“Outstanding Common Share” or “Outstanding Common Shares” has the meaning set forth in Section 2.08.

“Outstanding In-the-Money Option” means an Outstanding Option or portions thereof, with an exercise price per share of Delaware Company Common Stock that is less than the amount that would be paid on the Closing Date pursuant to Section 2.13(a)(iii) to a Common Securityholder holding one Outstanding Common Share.

“Outstanding Option” or “Outstanding Options” has the meaning set forth in Section 2.10.

“Outstanding Option Shares” means the number of shares of Delaware Company Common Stock issuable immediately prior to the Effective Time if the Outstanding In-The-Money Options were exercised immediately prior to the Effective Time.

“Outstanding Preferred Share” or “Outstanding Preferred Shares” has the meaning set forth in Section 2.08.

“Outstanding Shares” means Outstanding Common Shares and Outstanding Preferred Shares.

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the Parent’s common stock, par value $0.001 per share.

“Parent Disclosure Schedule” has the meaning set forth in ARTICLE IV.

“Parent Indemnification Basket” has the meaning set forth in Section 9.01(a).

“Parent Indemnified Person” has the meaning set forth in Section 9.01(a).

“Parent Indemnified Taxes” means any and all Taxes without duplication, (1) imposed on Company or the Subsidiaries or for which Company or the Subsidiaries may be liable for any Pre-Closing Period and the portion of any Straddle Period ending on (and including) the Closing Date (determined in accordance with Section 6.08(c), (2) resulting from the breach of the representations and warranties set forth in Section 3.08 (determined without regard to any materiality or knowledge qualifiers) or covenants set forth in Section 6.08, (3) that are the employer’s portion of social security, medicare, unemployment or other employment Taxes due as a result of any payments made to the Securityholders pursuant to this Agreement, (4) that are Transfer Taxes for which the Securityholders are responsible pursuant to Section 6.08(g), (5) of any member of an affiliated, consolidated, combined or unitary group of which Company or any Subsidiary (or any predecessor of Company or any Subsidiary) is or was a member on or prior to the Closing Date by reason of the liability of Company or any Subsidiary pursuant to Treasury Regulation § 1.1502-6(a) or any analogous or similar state, local or foreign law, or (6) for which Company or any Subsidiary may be liable as transferee or successor, by contract or otherwise.  Notwithstanding the foregoing, “Parent Indemnified Taxes” shall not include any Tax that was included as a liability or otherwise taken into consideration in the computation of Net Working Capital as finally determined based upon the Closing Date Statement.

“Parent Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the business or financial condition of the Parent, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute or be taken into account in determining a Parent Material Adverse Effect:  any event, circumstance, change or effect that results from (i) changes affecting the economy generally, (ii) the public announcement or pending nature of this Agreement and the transactions contemplated hereunder, or (iii) Parent’s compliance with the terms of this Agreement.

“Parent SEC Filings” has the meaning set forth in Section 4.07.

“Parent Stock Per Share Price” means the average closing sale price of one share of Parent Common Stock as reported on the Nasdaq Global Select Market for the 30 consecutive trading days ending on the date that is one trading day immediately preceding the Closing Date

(as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” means all licenses, permits, authorizations, certificates, franchises, variances, waivers, consents and other approvals from any Governmental Entity relating to the operation of Company and its Subsidiaries’ business, other than qualifications to do business as a foreign corporation.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

“Personal Property” means all of the machinery, equipment, computer hardware, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventories, supplies, plant, spare parts, and other tangible personal property that is owned or leased by Company or any Subsidiary and which are used or held for use in its business or operations as of the Closing Date.

“Pre-Closing Period” means any Taxable period that ends on or before the Closing Date.

“Pre-Closing Tax Returns” has the meaning set forth in Section 6.08(a).

“Preferred Stockholders” has the meaning set forth in Section 3.02(a)(iii).

“Principals” means Don Kasica and Kent Kasica.

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

“R&D Tax Returns” has the meaning set forth in Section 6.08(a).

“Real Property” means all land, buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges, and appurtenances pertaining or belonging thereto, that are owned or leased by Company or any Subsidiary and which are used or held for use in its business or operations as of the Closing Date.

“Registration Period” has the meaning set forth in Section 6.03(a)(ii).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Representative” has the meaning set forth in the Preamble.

“Requisite Regulatory Approvals” has the meaning set forth in Section 7.01(a).

“Related Party Transactions” has the meaning set forth in Section 3.20.

“Recapitalization” has the meaning set forth in the Recitals.

“Reorganization” has the meaning set forth in the Recitals.

“SEC” has the meaning set forth in Section 4.07.

“Second Amended and Restated Certificate of Incorporation” has the meaning set forth in the Recitals.

“Secondary Merger” has the meaning set forth in the Recitals.

“Secondary Merger Agreement” has the meaning set forth in Section 2.16.

“Securities Act” means the Securities Act of 1933.

“Securityholders” means, collectively, the Preferred Stockholders, the Common Stockholders and the Optionholders.

“Securityholder Indemnitees” has the meaning set forth in Section 9.01(b).

“Series A Preferred Stock” means, after the Reorganization, the Series A Convertible Preferred Stock of Delaware Company, no par value.

“Software” has the meaning set forth in Section 3.10(b).

“Stockholders” has the meaning set forth in Section 3.02(a)(iii).

“Stock Restriction Agreement” means the Stock Restriction Agreement in the form attached as Exhibit J.

“Straddle Period” means any Taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” or “Subsidiaries” has the meaning set forth in Section 3.01(c).

“Subsidiary Charter Documents” has the meaning set forth in Section 3.01(c).

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Tax” and “Taxes” means (i) any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax by any authority, whether federal, state, local, domestic or foreign and whether disputed or not and, (ii) any liability of Company or any of the Subsidiaries for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing, tax indemnity or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Authority” means any entity, body, instrumentality, division, bureau or department of any federal, state or local or any foreign Governmental Authority, or any agent thereof (third party or otherwise), legally authorized to assess, lien, levy or otherwise collect, litigate or administer Taxes.

“Tax Items” has the meaning set forth in Section 3.08(a).

“Tax Proceeding” has the meaning set forth in Section 6.08(d).

“Tax Reporting Documentation” has the meaning set forth in Section 6.09.

“Tax Return” means any report, return, form, declaration or other document or information required to be supplied to any Tax Authority or any person in connection with Taxes including any schedules or attachments thereto or any amendment thereof.

“Theoretical Fully Diluted Shares” means Outstanding Shares plus Outstanding Option Shares less Theoretical Repurchased Shares.

“Theoretical Repurchased Shares” means the aggregate exercise price for all Outstanding In-the-Money Options divided by the Total Consideration Per Theoretical Fully Diluted Share.

“Third Party Claim” means any claim, action, suit, proceeding, investigation or like matter which is asserted or threatened by a party other than the parties to this Agreement, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

“Third Party Intellectual Property Rights” has the meaning set forth in Section 3.10(c).

“Three Year Non-Compete Agreement” means the Non-Compete Agreement in the form attached as Exhibit I-2.

“to the knowledge of Company” has the meaning set forth in ARTICLE III.

“to the knowledge of the Parent” has the meaning set forth in ARTICLE IV.

“Total Cash Consideration” means $10,410,000, subject to adjustment pursuant to Section 2.14.

“Total Cash Consideration Per Share” means an amount equal to (a) the Total Cash Consideration divided by (b) the sum of (i) the number of Outstanding Shares plus (ii) the aggregate number of Net Option Shares.

“Total Consideration” means Total Cash Consideration plus $10,410,000.

“Total Consideration Per Share” means an amount equal to (a) the Total Consideration divided by (b) the sum of (i) the number of Outstanding Shares plus (ii) the aggregate number of Net Option Shares.

“Total Consideration Per Theoretical Fully Diluted Share” means an amount equal to Total Consideration divided by Theoretical Fully Diluted Shares.

“Total Stock Consideration” means that number of shares of Parent Common Stock equal to the quotient of $10,410,000 divided by the Parent Stock Per Share Price, rounded to the nearest whole share.

“Total Stock Consideration Per Share” means (a) the Total Stock Consideration divided by (b) the sum of (i) the number of Outstanding Shares plus (ii) the aggregate number of Net Option Shares

“Total Stock Consideration Value” means an amount equal to the Total Stock Consideration multiplied by the Parent Common Stock Per Share Price.

“Transaction Documents” means this Agreement and all other documents to be executed by any of the parties to this Agreement in connection with the consummation of the transactions contemplated in this Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.08(h).

“Two Year Non-Compete Agreement” means the Non-Compete Agreement in the form attached as Exhibit I-3.

“Ultimate Surviving Corporation” has the meaning set forth in the Recitals.

“Whole Shares” means, with respect to a Securityholder, the aggregate number of such Securityholder’s whole shares of Delaware Company Common Stock and whole shares of Delaware Company Preferred Stock.

ARTICLE II

THE MERGER

2.01.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Delaware Company in accordance with the DGCL.  Following the Merger, Delaware Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.  The corporate existence of Delaware Company, with all its purposes, rights, privileges, franchise powers and objects shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the laws of the State of Delaware.

2.02.  Plan of Merger.  This Agreement shall constitute an agreement and plan of merger for purposes of the DGCL.

2.03.  Effective Time.  As promptly as practicable, but in no event later than the third business day after all of the conditions set forth in ARTICLE VII shall have been satisfied or waived by the party or parties entitled to the benefit of the same, Delaware Company and Merger Sub shall duly execute and file a certificate of merger (the “Certificate of Merger”) with the

Secretary of State of the State of Delaware in accordance with Applicable Laws.  The Merger shall become effective on the date (the “Effective Date” or the “Closing Date”) and at the later of such time (the “Effective Time”) as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later date and time as is specified in such Statement of Merger.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall be held at the offices of Vinson & Elkins L.L.P., Terrace 7, 2801 Via Fortuna, Suite 100, Austin, Texas 78746 or such other location as the parties may mutually agree upon.

2.04.  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided herein and as set forth in Section 259 of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (a) all the property, rights, privileges, powers and franchises of Merger Sub and Delaware Company shall vest in the Surviving Corporation, (b) all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub and Delaware Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and (c) the Surviving Corporation shall become a wholly-owned subsidiary of Parent.

2.05.  Certificate of Incorporation.  Unless otherwise agreed to by the parties prior to the Effective Time, at and after the Effective Time, the Certificate of Incorporation of Delaware Company, in the form attached hereto as Exhibit A, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by law and such Certificate of Incorporation.

2.06.  Bylaws.  Unless otherwise agreed to by the parties prior to the Effective Time, at and after the Effective Time, the Bylaws of Delaware Company, in the form attached hereto as Exhibit B, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

2.07.  Officers and Directors.  Unless otherwise agreed to by the parties prior to the Effective Time, the officers and directors of Merger Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation immediately after the Effective Time, until thereafter elected as provided by law and the Certificate of Incorporation and Bylaws of the Surviving Corporation.

2.08.  Conversion of Company Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Delaware Company or the Stockholders, each issued and outstanding share of Delaware Company Common Stock (each an “Outstanding Common Share” and collectively, the “Outstanding Common Shares”) and each issued and outstanding share of Delaware Company Preferred Stock (each an “Outstanding Preferred Share” and collectively, the “Outstanding Preferred Shares”) shall be canceled and extinguished and automatically convert into, subject to the terms and conditions set forth in this Agreement, (i) the right to receive the Total Cash Consideration Per Share as set forth in Section 2.13 and (ii) the Total Stock Consideration Per Share as set forth in Section 2.13; provided, however, that each Preferred Stockholder shall receive, on a per share basis, no more than $15,581.91 per share of the sum of (A) cash plus (B) shares of Parent Common Stock multiplied by the Parent Stock Per Share Price, as set forth in Section 2.13(b).  Each share of Delaware Company Common Stock held in the treasury of Delaware Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.

2.09.  Conversion of Merger Sub Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Delaware Company, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted and exchanged for one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.  The stock certificate evidencing shares of common stock of Merger Sub shall then evidence ownership of the outstanding shares of common stock of the Surviving Corporation, and after the Effective Time, Parent shall be the holder of all the issued and outstanding shares of common stock of the Surviving Corporation.

2.10.  Treatment of Options.  Prior to the Closing, Colorado Company and Delaware Company shall give notice in writing to each holder of an Option (each an “Optionholder” and collectively, the “Optionholders”) outstanding immediately prior to the Effective Time (each an “Outstanding Option” and collectively, the “Outstanding Options”) that (a) notwithstanding anything to the contrary in the Company Stock Plan or in any stock option agreement, each Outstanding In-The-Money Option shall be deemed to have been exercised to the extent vested immediately prior to the Effective Time and converted into the right to receive the amount(s) set forth in this Agreement and (b) all other Outstanding Options will be terminated as of the Effective Time.  Company shall take such actions prior to the Effective Time, including amending the Company Stock Plan and stock option agreements, as may be required to facilitate the foregoing.

2.11.  Dissenters’ Rights.

(a)           Promptly following the later of the execution of this Agreement and the Reorganization, Delaware Company shall provide each record holder of Delaware Company Common Shares and Delaware Company Preferred Shares, who shall not have voted in favor of the Merger or consented thereto in writing, with notice of such holder’s appraisal rights pursuant to Section 262 of the DGCL.  Delaware Company shall give Parent prompt notice of any demands for appraisal pursuant to Section 262 of the DGCL received by Delaware Company from any Stockholders, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Delaware Company in connection therewith.  No later than 10 days following the date on which the Effective Time occurs, Parent and the Surviving Entity shall provide notice of the Effective Time to each Stockholder who has neither voted in favor of the Merger nor consented thereto in writing and has not withdrawn or lost the right to the appraisal pursuant to Section 262 of the DGCL.

(b)           Notwithstanding any provision of this Agreement to the contrary, no Outstanding Shares that are held immediately prior to the Effective Time by holders who have neither voted in favor of the Merger nor consented thereto in writing and who have demanded and perfected the right, if any, for appraisal of such Outstanding Common Shares in accordance with the provisions of Section 262 of the DGCL and have not withdrawn or lost such right to appraisal (collectively, the “Dissenting Shares”) shall be converted into or represent a right to receive the consideration for such shares set forth in this Agreement, but the holder of such

Dissenting Shares shall only be entitled to such appraisal rights as are granted by the DGCL.  If a holder of Outstanding Shares who demands appraisal of such Outstanding Shares under the DGCL shall thereafter effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal with respect to such Outstanding Shares, then, as of the occurrence of such withdrawal or loss, each such Outstanding Share shall be deemed to have been converted into and represent only the right to receive, in accordance with Section 2.13, the consideration for such shares set forth in this Agreement.

2.12.  Closing of Transfer Books.  From and after the Effective Time, the stock transfer books of Delaware Company shall be closed and no transfer of Delaware Company Common Stock or Delaware Company Preferred Stock shall thereafter be made.  From and after the Effective Time, the holders of Certificates evidencing ownership of Outstanding Shares immediately prior to the Effective Time shall cease to have any rights with respect to such Outstanding Shares, except as otherwise provided for in this Agreement or by Applicable Law.

2.13.  Merger Consideration.

(a)           Closing Deliveries.  At the Closing:

(i)           Fractional Shares.

(A)           Parent shall deliver or cause to be delivered to each Preferred Stockholder that delivers a completed and duly executed Letter of Transmittal and a Certificate for cancellation (or an affidavit of lost Certificate as contemplated by the Letter of Transmittal) with respect to the shares of Delaware Company Preferred Stock held by such Preferred Stockholder to Parent, cash in an amount equal to the fractional share, if any, of Delaware Company Preferred Stock held by such Preferred Stockholder multiplied by the Total Consideration Per Share.

(B)           Parent shall deliver or cause to be delivered to each Common Securityholder that delivers to Parent (1) with respect to the shares of Delaware Company Common Stock, if any, held by such Common Securityholder, a completed and duly executed Letter of Transmittal and a Certificate for cancellation (or an affidavit of lost Certificate as contemplated by the Letter of Transmittal), and (2) with respect to the Net Option Shares, if any, held by such Common Securityholder, a completed and duly executed Option Surrender Agreement, cash in an amount equal to the fractional share, if any, of the Aggregate Common Shares held by such Common Securityholder multiplied by the Total Consideration Per Share.

(ii)           Escrowed Consideration.  Parent shall deposit or cause to be deposited the Escrowed Consideration with the Escrow Agent;

(iii)           Closing Consideration.

(A)           Parent shall deliver or cause to be delivered to each Preferred Stockholder that delivers a completed and duly executed Letter of Transmittal and a Certificate for cancellation (or an affidavit of lost Certificate as contemplated by the Letter of Transmittal) with respect to the shares of Delaware Company Preferred Stock held by such Preferred Stockholder to Parent, (1) cash in an amount equal to the number of whole shares of Delaware Company Preferred Stock held by such Preferred Stockholder multiplied by the Closing Cash Consideration Per Share, and (2) certificates representing a number of shares of Parent Common Stock equal to the number of whole shares of Delaware Company Preferred Stock held by such Preferred Stockholder multiplied by the Closing Stock Consideration Per Share.

(B)           Parent shall deliver or cause to be delivered to each Common Securityholder that delivers to Parent (1) with respect to the shares of Delaware Company Common Stock, if any, held by such Common Securityholder, a completed and duly executed Letter of Transmittal and a Certificate for cancellation (or an affidavit of lost Certificate as contemplated by the Letter of Transmittal), and (2) with respect to the Net Option Shares, a completed and duly executed Option Surrender Agreement, (x) cash in an amount equal to the number of whole Aggregate Common Shares held by such Common Security Holder multiplied by the Closing Cash Consideration Per Share, and (y) certificates representing a number of shares of Parent Common Stock equal to the number of whole Aggregate Common Shares held by such Common Securityholder multiplied by the Closing Stock Consideration Per Share.

                (b)           Maximum Consideration; Gross-up.  Notwithstanding anything to the contrary contained herein, the maximum value of the aggregate of the consideration that each Preferred Stockholder shall receive pursuant to Sections 2.13(a)(i)(A) and 2.13(a)(iii)(A), and such Preferred Stockholder’s Applicable Percentage of (i) any Net Working Capital adjustment pursuant to Section 2.13(c) and (ii) the Escrowed Consideration Value, on a per share basis, shall be $15,581.91 per share.  To the extent that a Preferred Stockholder, if not for the operation of this Section 2.13(b), would have received more than the maximum consideration amounts set forth in this Section 2.13(b), Parent shall deliver or cause to be delivered to each Common Securityholder that receives payments pursuant to Section 2.13(a)(i)(B), Section 2.13(a)(iii)(B) or Section 2.13(c), as the case may be, such Common Securityholder’s pro rata share of the aggregate of the excess amounts that would otherwise have been payable to the Preferred Stockholders, if not for the operation of this Section 2.13(b), based on the number of Aggregate Common Shares, including any fractional share, held by such Common Securityholder immediately prior to the Effective Time divided by the number of Aggregate Common Shares held by all Common Securityholders immediately prior to the Effective Time, such payments to be made in cash and shares of Parent Common Stock in the same ratio as the Total Cash Consideration to Total Stock Consideration Value.

(c)           Post Closing Payments.  From and after the Closing, Parent shall promptly (and in any event within five business days after receipt) deliver or cause to be delivered (i) to each Stockholder that delivers a completed and duly executed Letter of Transmittal and all applicable Certificates for cancellation (or an affidavit of lost Certificate as contemplated by the Letter of Transmittal) to Parent at any time after the Closing Date, the certificates and cash (without interest) that would have been deliverable to such Stockholder pursuant to

Section 2.13(a) if such Stockholder had delivered such documents on or prior to the Closing Date, and (ii) to each Optionholder that delivers a completed and duly executed Option Surrender Agreement at any time after the Closing Date, the certificates and cash (without interest) that would have been deliverable to such Optionholder pursuant to Section 2.13(a) if such Optionholder had delivered such Option Surrender Agreement on or prior to the Closing Date.  Any other payments (including Escrow Distributions and Net Working Capital adjustments payable pursuant to Section 2.14) to be made to the Indemnifying Securityholders following the Closing shall be made to such Indemnifying Securityholders pro rata according to each Indemnifying Securityholder’s Applicable Percentages.

(d)           Withholding.  Each of Parent, Merger Sub, Colorado Company, Delaware Company, the Surviving Corporation and the Ultimate Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to the Securityholders pursuant to this Agreement any amounts required to be deducted and withheld under any provision of federal, foreign, state or local Tax law.  If any of Parent, Merger Sub, Colorado Company, Delaware Company, the Surviving Corporation and the Ultimate Surviving Corporation so withholds amounts, such amount will be paid to the applicable taxing authority on behalf of any such Securityholder, and such amounts shall be treated for all purposes of this Agreement as having been paid to the Securityholder from whom such deduction or withholding and payment to a taxing authority was made.

2.14.  Working Capital Determination.

(a)           No more than three business days prior to the Closing Date, Company will prepare and deliver to Parent (i) an estimated balance sheet of Company and its consolidated Subsidiaries as of the Closing Date, together with supporting or back-up schedules and documentation reasonably requested by Parent (the “Estimated Closing Date Balance Sheet”) and (ii) a calculation and statement of its estimated Net Working Capital as of the Closing Date calculated from the Estimated Closing Date Balance Sheet (the “Estimated Statement”).  Company will prepare the Estimated Closing Date Balance Sheet and Estimated Statement in good faith and all assets, liabilities and other amounts included on the Estimated Statement shall be determined in accordance with GAAP, subject to Parent’s good faith review and reasonable satisfaction.  If the Net Working Capital set forth on the Estimated Statement (the “Estimated Net Working Capital”) is less than the Net Working Capital Threshold Amount, then the Closing Cash Consideration will be reduced by the amount of such deficiency.  If the Estimated Net Working Capital is more than the Net Working Capital Threshold Amount, then the Closing Cash Consideration will be increased by the amount of such excess, provided that such amount (the “Holdback Amount”) shall be held back by Parent until such time as the Net Working Capital is finally determined based on the Closing Date Statement pursuant to this Section 2.14.

(b)           As soon as practicable but in no event later than 60 days following the Closing Date, Parent will prepare and deliver to the Representative a calculation and statement of the Net Working Capital as of the Closing Date (the “Closing Date Statement”).  Parent will prepare the Closing Date Statement in good faith and all assets, liabilities and other amounts included on the Closing Date Statement shall be determined in accordance with GAAP, subject to the Representative’s good faith review and reasonable satisfaction.  The Principals agree to cooperate with Parent in the preparation of the Closing Date Statement, including providing

Parent with supporting or back-up schedules and documentation reasonably requested by Parent.  The Representative may submit to Parent, not later than 15 days from the receipt of the Closing Date Statement from Parent, a list of any components of the Closing Date Statement with which the Representative disagrees, if any (a “Closing Date Dispute Notice”), in which case the disagreement shall be resolved pursuant to the procedures set forth in paragraph (e) below.  If the Representative does not issue a Closing Date Dispute Notice prior to such date, the Closing Date Statement, as supplied to the Representative, shall be deemed to have been accepted and agreed to by the Representative, and shall be final and binding on the parties to this Agreement.

(c)           If Net Working Capital, as finally determined based upon the Closing Date Statement or pursuant to the procedures set forth in Section 2.14(e), is less than the Estimated Net Working Capital then the amount of such deficiency shall be released promptly from the Holdback Amount, if any, and paid to Parent.  If the amount of such deficiency owed to Parent is less than the Holdback Amount, the remaining balance of the Holdback Amount shall be distributed by Parent to the Indemnifying Securityholders in accordance with their Applicable Percentages.  In the event that the Holdback Amount is insufficient to satisfy the amount of such deficiency, such deficiency shall be distributed to Parent from the Escrow Account.  The Representative and Parent covenant and agree to jointly instruct the Escrow Agent in writing as soon as reasonably practicable after the final determination of the Net Working Capital to make any disbursement required by this Section 2.14(c).

(d)           If the Net Working Capital, as finally determined based upon the Closing Date Statement or pursuant to the procedures set forth in Section 2.14(e), is greater than the Estimated Net Working Capital, Parent shall release the Holdback Amount, if any, and the Closing Cash Consideration will be further increased by the amount of such additional excess and the Holdback Amount and such additional excess shall be distributed by Parent to the Indemnifying Securityholders in accordance with their Applicable Percentages.

(e)           In the event a Closing Date Dispute Notice is timely delivered to Parent by the Representative, Parent and the Representative shall thereafter for a period of up to 30 days negotiate in good faith to resolve any items of dispute.  Any items of dispute which are not so resolved shall be submitted to an accounting firm with whom the Parent and Company have no relationship, who shall serve as an arbitrator hereunder (the “Arbitrating Accountant”).  In connection with the resolution of any dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator.  The Arbitrating Accountant so selected shall render a written decision as promptly as practicable, but in no event later than 30 days after submission of the matter to the Arbitrating Accountant.  The decision of the Arbitrating Accountant shall be final and binding upon the parties, and judgment may be entered on such decision in a court of competent jurisdiction.  To the extent not otherwise provided herein, the commercial arbitration rules of the American Arbitration Association as in effect at the time of any arbitration shall govern such arbitration in all respects.  Each party shall bear its fees and expenses with respect to any proceeding under this paragraph, and the fees and expenses of the Arbitrating Accountant in connection with the resolution of disputes pursuant to this paragraph shall be paid by the non-prevailing party, who shall be determined by the Arbitrating Accountant.

2.15.  Escrowed Consideration.  On or prior to the Closing, the Representative, Parent and the Escrow Agent shall enter into the Escrow Agreement.  At Closing pursuant to Section 2.13(a)(i), Parent shall deposit the Escrowed Consideration with the Escrow Agent to be held in escrow for a period of one year from the Closing Date, subject to the provisions of ARTICLE IX.  The Escrowed Consideration shall be used solely to satisfy Damages, if any, for which the Parent Indemnified Persons are entitled to indemnification pursuant to ARTICLE IX, including any payment obligations set forth in Section 2.14(c).

2.16.  Secondary Merger.  Immediately following the Effective Time, Parent shall cause the Surviving Corporation to merge with and into Parent, with Parent continuing as the surviving entity in such merger, substantially in accordance with the terms of the merger agreement (the “Secondary Merger Agreement”) attached hereto as Exhibit F.  From and after such merger, Parent shall be the Ultimate Surviving Corporation for purposes of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF COLORADO COMPANY AND DELAWARE COMPANY

Colorado Company and Delaware Company hereby represent and warrant to Parent and Merger Sub that the statements contained below are true and correct, except as set forth in the disclosure schedule (the “Company Disclosure Schedule”) delivered by Company to Parent and Merger Sub, on the date hereof and as of the Effective Date.  The disclosures in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in this ARTICLE III where it should be reasonably apparent that such disclosure relates to other such sections and subsections.  When used herein, the term “to the knowledge of Company” shall mean the actual knowledge of one or more of the Principals after having conducted a commercially reasonable inquiry.  For purposes of this ARTICLE III, unless the context dictates otherwise, all references to Company will also include and be references to each of the Subsidiaries, including Delaware Company.

3.01.  Organizational Matters.

(a)           Organization, Standing and Power to Conduct Business.  Company is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation; has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and is duly qualified and in good standing to do business in each jurisdiction in which the nature of Company’s business and operations or the character or location of the properties and assets owned by it and used in Company’s business and operations makes such qualification necessary, which jurisdictions are set forth in Schedule 3.01(a) and such jurisdictions are the only jurisdictions in which the nature of its business or operations or the ownership or leasing of its properties and assets makes such qualification necessary, except where failure to be so qualified could not reasonably be expected to result in a Company Material Adverse Effect.

(b)           Charter Documents.  Company has delivered to the Parent true and complete copies of the articles of incorporation and bylaws of Company, in each case as amended to date and currently in effect (such instruments and documents, the “Company

Charter Documents”).  Company is not in violation of any of the provisions of its Company Charter Documents.

(c)           Subsidiaries.  Schedule 3.01(c) sets forth a complete list naming each Person (each a “Subsidiary” and together, the “Subsidiaries”) in which Company or any other Subsidiary owns, holds or has any interest in any capital stock or other equity interests, or rights or obligations to acquire capital stock or other equity interests, and the jurisdiction of organization of each such Subsidiary.  Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each Subsidiary has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or operations or the character or location of the properties and assets owned by it and used in its business and operations makes such qualification necessary, which jurisdictions are set forth in Schedule 3.01(c) and such jurisdictions are the only jurisdictions in which the nature of its business or operations or the ownership or leasing of its properties and assets makes such qualification necessary, except where failure to be so qualified could not reasonably be expected to result in a Company Material Adverse Effect.  Company has delivered to Parent true and complete copies of the certificate of incorporation and bylaws or other organizational documents of each Subsidiary, in each case as amended to date and currently in effect (such instruments and documents, the “Subsidiary Charter Documents” and, together with the Company Charter Documents, the “Charter Documents”).  No Subsidiary is in violation of any of the provisions of its Subsidiary Charter Documents.  Schedule 3.01(c) sets forth a true and complete list of each record and beneficial owner of the capital stock or other equity interest of each Subsidiary, and the amount and type of each class or series of such capital stock or other equity interest held by each such Person.  Company or another Subsidiary directly owns 100% of the capital stock or other equity interests or ownership interests of each Subsidiary free and clear of all Liens.  There are no outstanding securities convertible into or exchangeable or exercisable for capital stock or other equity interests or ownership interest any Subsidiary, or options, warrants or other rights to acquire capital stock or other equity interest or ownership interests in any Subsidiary.  All outstanding capital stock or other equity interests or ownership interests of the Subsidiaries have been validly issued, are fully paid and non-assessable and have not been issued in violation of any preemptive rights or similar rights.  The capital stock or other equity interests or ownership interests of the Subsidiaries are not subject to any voting trust agreement or any other Contract relating to the voting, dividend rights or disposition of the capital stock or other equity interests of the Subsidiaries.

(d)           Powers of Attorney.  There are no outstanding powers of attorney executed by or on behalf of Company.

3.02.  Capital Structure.

(a)           Capital Stock.

(i)           As of the date hereof, the authorized capital stock of Colorado Company consists of 36,000,000 shares of Colorado Company Common Stock and

701,402 shares of Colorado Company Preferred Stock, all of which are designated as Series A Preferred Stock.

(ii)           At the date hereof, (A) there are 7,937,139 shares of Colorado Company Common Stock issued and outstanding, all of which are owned by the holders and in the amounts as set forth in Schedule 3.02(a)(ii), (B) there are 701,402 shares of Colorado Company’s Series A Preferred Stock issued and outstanding, all of which are owned by the holders and in the amounts as set forth in Schedule 3.02(a)(ii) and (C) there are no other issued or outstanding shares of capital stock of Colorado Company.  All of the issued and outstanding shares of capital stock of Colorado Company are held beneficially and of record by the stockholders set forth in Schedule 3.02(a)(ii) free and clear of all Liens.  All of the issued and outstanding shares of capital stock of Colorado Company have been duly authorized and validly issued and are fully paid, non assessable and not subject to any preemptive rights.

(iii)           Following the Reorganization and immediately prior to the Effective Time, (A) there shall be 1,058.29 shares of Delaware Company Common Stock issued and outstanding, all of which are owned by the holders and in the amounts as set forth in Schedule 3.02(a)(iii) (the “Common Stockholders”), (B) there shall be 93.52 shares of Delaware Company’s Series A Preferred Stock issued and outstanding, all of which are owned by the holders and in the amounts as set forth in Schedule 3.02(a)(iii) (the “Preferred Stockholders” and together with the Common Stockholders, the “Stockholders”) and (C) there shall be no other issued or outstanding shares of capital stock of Delaware Company.  All of the issued and outstanding shares of capital stock of Delaware Company shall be held beneficially and of record by the Stockholders free and clear of all Liens.  All of the issued and outstanding shares of capital stock of Delaware Company shall have been duly authorized and validly issued and shall be fully paid, non assessable and not subject to any preemptive rights.

(iv)           No shares of Colorado Company Common Stock, Colorado Company Preferred Stock or other capital stock of Company are held as treasury stock or are owned by Company.  No Person will be entitled to receive a portion of the consideration hereunder, or any other payment or consideration as a result of the transactions contemplated by this Agreement or any other Transaction Document, other than the persons listed on Schedule 3.02(a)(iii) and Schedule 3.02(b)(ii).

(b)           Other Securities.

(i)           Except for (A) the conversion privileges of the Colorado Company Preferred Stock, and (B) up to 1,737,172 shares of Colorado Company Common Stock issuable to employee, officers, directors and consultants of Company pursuant to options outstanding as of the date hereof (the “Options”) under Company’s Stock Incentive Plan (the “Company Stock Plan”), adopted by the Board of Directors of Company and approved by Company’s stockholders, there are no shares of capital stock or other securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Company is a party or by which it is bound obligating Company to (1) issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other voting securities of Company, (2) issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking or (3) issue or distribute to holders of any shares of capital stock of Company any evidences of indebtedness or assets of Company.  Other than as contemplated by this Agreement and the Preferred Stock Agreement, Company is not under any obligation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution with respect thereto.  Company has furnished to Parent complete and accurate copies of the Company Stock Plan and forms of agreements used thereunder.  As of the date hereof, Schedule 3.02(b)(i) sets forth a true, accurate and complete listing of each holder of an Option, the number of shares of Colorado Company Common Stock issuable pursuant to each Option and the exercise price for each share of Colorado Company Common Stock issuable pursuant to each Option.

(ii)           Schedule 3.02(b)(ii) sets forth a true, accurate and complete listing of each Person that will hold an Option following the Reorganization and immediately prior to the Effective Time, the number of shares of Delaware Company Common Stock issuable pursuant to each such Option and the exercise price for each share of Delaware Company Common Stock issuable pursuant to each such Option.

(c)           Agreements.  Except as set forth on Schedule 3.02(c), there are no agreements, written or oral, between Company and any Securityholder relating to the acquisition (including rights of first refusal or preemptive rights), disposition, registration under the Securities Act, or voting of the capital stock of Company.

(d)           Compliance with Laws.  All issued and outstanding shares of capital stock of Company have been issued in compliance with all applicable securities laws and all other Applicable Laws.

3.03.  Authority and Due Execution.

(a)           Authority.  Each of Colorado Company and Delaware Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which Colorado Company or Delaware Company, as applicable, is a party by each of Colorado Company and Delaware Company, and the consummation by each of Colorado Company and Delaware Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of each of Colorado Company and Delaware Company and no other corporate proceedings on the part of either Colorado Company or Delaware Company are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by each of Colorado Company and Delaware Company or to consummate the transactions contemplated hereby or thereby.

(b)           Due Execution.  This Agreement and each other Transaction Document to which Colorado Company or Delaware Company, as applicable, is a party have been duly executed and delivered by each of Colorado Company and Delaware Company and, assuming due execution and delivery by the Parent and other parties hereto and thereto, constitute the valid and binding obligation of Colorado Company and Delaware Company, as applicable, enforceable against Colorado Company or Delaware Company, as applicable, in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.04.  Non-Contravention and Consents.

(a)           Non-Contravention.  The execution and delivery of this Agreement and each other Transaction Document by Colorado Company and Delaware Company does not, and the performance of this Agreement and each other Transaction Document by Colorado Company and Delaware Company will not, (i) conflict with or violate the Charter Documents of either Colorado Company or Delaware Company, (ii) conflict with or violate any Applicable Laws or (iii) result in any breach or violation of or constitute a default (or any event that with notice or lapse of time or both would constitute a default) under, or impair the rights of Company or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Company pursuant to, any Material Contract.

(b)           Contractual Consents.  Except as set forth in Schedule 3.04(b), no Consent under any Material Contract is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by Company or the consummation of the transactions contemplated hereby or thereby.

(c)           Governmental Consents.  Other than the filing of the Certificate of Merger, no Consent of any Governmental Entity is required to be obtained or made by Company in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by Company or the consummation of the transactions contemplated hereby or thereby.

3.05.  Financial Statements; Chinese Company Practices.

(a)           Company has delivered to the Parent (i) its unaudited financial statements (consisting of a balance sheet, statement of operations and statement of cash flows) for the year ended December 31, 2006, and (ii) its unaudited financial statements (consisting of a balance sheet, statement of operations and statement of cash flows) for the seven month period ended July 31, 2007 (collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP (except that the unaudited Financial Statements do not contain all notes required by GAAP and are subject to normal year end adjustments which are not material in amount or significance in the aggregate) consistently applied and in accordance with historic past practices throughout the periods involved and fairly present the financial position, results of operations and cash flows of Company as of the dates, and for the periods, indicated therein.  Except as set forth in the Financial Statements, Company has no material liabilities, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to the date of the most recent Financial Statements and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Financial Statements, which, in both cases, are not material to the financial condition or operating results of Company.  None of the assets of Company secure the guaranty or indemnification of any indebtedness of any other Person.  For all periods covered by the Financial Statements, Company has maintained a standard system of accounting established and administered in accordance with GAAP.

(b)           If reviewed or challenged by any Chinese Tax Authority or other Governmental Agency, Company’s practice as of the date hereof of recognizing revenue of the Chinese Company differently under GAAP and under Chinese generally accepted accounting principals would not result in any fines.  Company’s method of transfer pricing as of the date hereof is reasonable and if reviewed or challenged by any Chinese Tax Authority or other Governmental Entity, would not result in any fines.

3.06.  Indebtedness.  Company does not have any Indebtedness of any type (whether accrued, absolute, contingent, matured, unmatured or other and whether or not required to be reflected in financial statements prepared in accordance with GAAP) that is not fully reflected in Schedule 3.06.  Schedule 3.06 lists each item of Indebtedness identifying the creditor including name and address, the type of instrument under which the Indebtedness is owed and the amount of the Indebtedness as of the business day immediately prior to the date hereof.  With respect to each item of Indebtedness, Company is not in default, no payments are past due, and to the knowledge of Company, no circumstance exists that, with notice, the passage of time or both, could constitute a default by Company under any item of Indebtedness.  Company has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn.  The consummation of the transactions contemplated by this Agreement or any other Transaction Document to which Company is a party will not cause a default, breach or an acceleration, automatic or otherwise, of any conditions, covenants or any other terms of any item of Indebtedness.  Company is not a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person.

3.07.  Litigation.  There is no claim, action, suit or proceeding, or governmental inquiry or investigation, pending, or to the knowledge of Company, threatened against Company, nor to the knowledge of Company is there any basis for any such claim, action, suit, proceeding, inquiry or investigation.  There is no judgment, decree or order against Company.  Schedule 3.07 lists all litigation that Company has pending or threatened against other parties.

3.08.  Taxes.

(a)           (i) All Tax Returns which were required to be filed by or with respect to Company have been duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items (“Tax Items”) required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return is true, correct and complete, (iii) all Taxes owed by Company which are or have become due have been timely paid in full, (iv) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, (v) all Tax withholding and deposit requirements imposed on or with respect to Company have been satisfied in full in all respects, (vi) there are no Liens on any of the assets of Company that arose in connection with any failure (or alleged failure) to pay any Tax, and (vii) Company is not liable for any Tax as a transferee or successor.

(b)           Schedule 3.08(b) lists all federal, state, local and foreign income Tax Returns filed with respect to Company for the five taxable years ending prior to the Closing Date, indicates those Tax Returns that have been audited, indicates those Tax Returns that are currently the subject of audit, indicates those Tax Returns whose audits have been closed and indicates those for which amendments were filed.

(c)           There is no claim against Company for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened with respect to any Tax Return of or with respect to Company.

(d)           Intentionally omitted.

(e)           Except as set forth in Schedule 3.08(e), there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to Company.

(f)           There are no Tax allocation, sharing or indemnity agreements or arrangements affecting Company.  No payments are due or will become due by Company pursuant to any such agreement or arrangement.

(g)           The aggregate amount of the unpaid Tax liabilities of the Company for all Tax periods ending on or before the date of the most recent Financial Statements are reflected on the such Financial Statements as of the dates thereof (excluding any reserves for deferred Taxes).  The aggregate amount of the unpaid Tax liabilities of the Company for all Tax periods (or portions thereof) prior to and including the Closing Date will not exceed the aggregate amount of the unpaid Tax liabilities of the Company as reflected on such Financial Statements (excluding any reserves for deferred Taxes), as adjusted for the operations and transactions in the ordinary course of business of the Company for the period from the date of the most recent Financial Statements to and including the Closing Date consistent with the past custom and practice of the Company.

(h)           Except as set forth in Schedule 3.08(h), none of the property of Company is held in an arrangement that has been classified as a partnership for Tax purposes, and Company does not own any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of Company.

(i)           None of the property of Company is subject to a safe-harbor lease (pursuant to section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is “tax-exempt use property” (within the meaning of section 168(h) of the Code) or “tax-exempt bond financed property” (within the meaning of section 168(g)(5) of the Code).

(j)           Company (or the Surviving Corporation or the Ultimate Surviving Corporation, each as successor to Company by merger) will not be required to include any amount in income for any taxable period ending after the Closing Date as a result of a change in accounting method for any taxable period beginning on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period.  The Surviving Corporation and the Ultimate Surviving Corporation, each as successor to Company by merger, will not be required to include in any period ending after the Closing Date any income that accrued in a prior period but was not recognized in any prior period as a result of the installment method of accounting, the completed contract method of accounting, the long term contract method of accounting or the cash method of accounting.

(k)           Company does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise.  Company is not and has never been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income tax purposes.

(l)           Company has not entered into any agreement or arrangement with any Taxing Authority that requires Company (or any successor by merger) to take any action or to refrain from taking any action.  Company is not a party to any agreement with any Taxing Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

(m)           To the extent applicable, Company has properly and in a timely manner documented its transfer pricing methodology in compliance with Section 6662(e) (and any related sections) of the Code, the Treasury regulations promulgated thereunder and any comparable provisions of state, local, domestic or foreign Tax law.

(n)           Company has not (i) participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b) (and all predecessor regulations); (ii) claimed any deduction, credit, or other tax benefit by reason of any “tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder or any “confidential corporate tax shelter” within the meaning of former Section 6111(d) of the Code and the Treasury Regulations thereunder; or (iii) purchased or otherwise acquired an interest in any “potentially abusive tax shelter” within the meaning of any predecessor to Treasury Regulations § 301.6112-1.  Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).

(o)           All payments by, to or among any Company and the Subsidiaries comply with all applicable transfer pricing requirements imposed by any Governmental Entity, and Company has made available to Parent accurate and complete copies of all transfer pricing documentation prepared pursuant to Treasury Regulation Section 1.6662-6 (or any similar foreign statutory, regulatory, or administrative provision) by or with respect to each Company during the past five years.

(p)           Company is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a taxing authority, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(q)           There is no material property or obligation of the Company, including uncashed checks to vendors, customers, or employees, non refunded overpayments, or unclaimed subscription balances, that is escheatable to any state or municipality under any applicable escheatment laws as of the date hereof or that may at any time after the date hereof become escheatable to any state or municipality under any applicable escheatment laws.

(r)           The Company is not aware of any existing fact or circumstance that would prevent the Merger and the Secondary Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(s)           The Chinese Company is, and at all times during its existence has been, properly classified as an association taxable as a corporation for U.S. federal income Tax purposes.  The Chinese Company has adequate receipts for all foreign Taxes paid.  Schedule 3.08(s) sets forth a schedule of the accumulated earnings and profits, foreign tax credit pools, and previously taxed income with respect to the Chinese Company through December 31, 2006.  During the period beginning January 1, 2007 and ending on the Closing Date, the Chinese Company will not generate any subpart F income (as defined in Section 952(a) of the Code).

3.09.  Title to Property and Assets.

(a)           Company has good and marketable title to, or valid leasehold interests in, all Personal Property owned, held or used by Company.  Such Personal Property constitutes all Personal Property necessary or useful to conduct the business of Company as it is presently conducted.  None of such Personal Property is owned by any other Person without a valid and enforceable right of Company to use and possess such Personal Property.  None of such Personal Property is subject to any Lien of any nature whatsoever.

(b)           Company does not own any real property, nor has Company ever owned any real property.  Schedule 3.09(b) sets forth a list of all real property currently leased by Company or otherwise used or occupied by Company (the “Leased Real Property”), the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental payable under any such lease.  Company has delivered to the Parent true and complete copies of all leases, lease guaranties, subleases or other agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to, the Leased Real Property, including all amendments, terminations and modifications thereof (the “Lease Agreements”).  The consummation of the transactions contemplated by this Agreement or any other Transaction Document to which Company is a party will not affect the rights of Company to the continued use and possession of the Leased Real Property.  To the knowledge of Company, the Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted.

(c)           Schedule 3.09(c) lists all material items of equipment owned or leased by Company.  Such equipment is adequate for the conduct of the business of Company as currently conducted and in good operating condition, regularly and property maintained, subject to normal wear and tear.

(d)           Company has sole and exclusive ownership, free and clear of any Liens, or the valid right to use, unrestricted by contract, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to current and former customers of Company.  No Person other than Company possesses any licenses, claims or rights with respect to the use of any such customer information owned by Company.

3.10.  Intellectual Property.

(a)           Company owns, is licensed or otherwise possesses legally transferable and enforceable rights to use all Intellectual Property which is necessary for the conduct of, or used in, the business of Company as presently conducted, and such rights will not be adversely affected by the consummation of the transactions contemplated by this Agreement or any other Transaction Document to which Company is a party.  Except as set forth on Schedule 3.10(a), Company has not licensed any of its Intellectual Property, including in source code form, to any party or entered into any exclusive or non-exclusive licenses or agreements relating to any of its Intellectual Property with any party.

(b)           Schedule 3.10(b) sets forth a true, correct and complete list of (i) all computer programs (source code or object code) owned by Company (collectively, the “Owned Software”), and (ii) all computer programs (source code or object code) licensed to Company by any third party (other than any off-the-shelf computer program that is so licensed under a shrink wrap license) that is material to the business of Company (collectively, the “Licensed Software” and, together with the Owned Software, the “Software”).  Company has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to sell, license, lease, transfer, use or otherwise exploit, all versions and releases of the Owned Software and all copyrights thereof, free and clear of all Liens.  Company is in actual possession of the source code and object code for each computer program included in the Owned Software.  Company is in actual possession of the object code and user manuals (if any) for each computer program included in the Licensed Software.  No person other than Company has any right or interest of any kind or nature in or with respect to the Owned Software or any portion thereof or any rights to sell, license, lease, transfer, use or otherwise exploit the Owned Software or any portion thereof.

(c)           Schedule 3.10(c) sets forth a true and complete list of (i) all patents and patent applications, all registered and unregistered trademarks, tradenames, service marks and copyrights and all maskworks included in the Intellectual Property of Company, showing the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance or registration has been filed, (ii) all licenses, sublicenses and other agreements to which Company is a party and pursuant to which any person is authorized to use any Intellectual Property of Company and (iii) all third party patents, trademarks or copyrights including Licensed Software (collectively, “Third Party Intellectual Property Rights”) that are incorporated in, are or form a part of any product or service offering of Company, including products or service offerings that are currently under development, and Company has entered into legally enforceable licenses, sublicenses or other agreements authorizing the use of such Third Party Intellectual Property Rights by Company, each of which is listed in Schedule 3.10(c).

(d)           To the knowledge of Company, there is no, and there never has been any, unauthorized use, disclosure, infringement or misappropriation, or any allegation made thereof, of any Intellectual Property rights of Company by any third party, including any employee or former employee of Company.  To the knowledge of Company, there is no, and there never has been any, unauthorized use, disclosure, infringement or misappropriation, or any allegation made thereof, of any Intellectual Property rights of any third party by Company or by any employee of Company.  There is no, and there never has been any, unauthorized use, disclosure, infringement or misappropriation of any Third Party Intellectual Property Rights by Company or, to the knowledge of Company, by any employee or former employee of Company.  Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property or Third Party Intellectual Property Rights.

(e)           Company is not or, as a result of the execution, delivery or performance of this Agreement or any other Transaction Document by Company or the consummation of any transaction contemplated hereby or thereby, will not be in material breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

(f)           All patents, registered trademarks, service marks and copyrights held by Company are valid and subsisting.  Company (i) has not been sued in any action, suit or proceeding that involves, nor has it otherwise been notified of, an objection or claim of infringement of any of its Intellectual Property or any patents, trademarks, service marks or copyrights or violation of any trade secret or other proprietary right of any third party, (ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products or service offerings infringes, or is claimed to infringe, any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party and (iii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

(g)           Company has secured valid written assignments from all Persons who contributed to the creation or development of the Intellectual Property of Company of the rights to such contributions that are not already owned by Company by operation of law.  Each of the Continuing Employees have duly executed the Company’s standard form of Confidentiality, Invention and Non-Compete Agreement and standard form of Mutual Non-Disclosure Agreement applicable to Company employees.  Each of the Continuing Independent Contractors have duly executed the Company’s standard form of Independent Contractor Agreement and standard form of Mutual Non-Disclosure Agreement applicable to independent contractors.

(h)           Company has taken all commercially reasonable steps to protect and preserve the confidentiality of all Intellectual Property of Company not otherwise protected by patents, patent applications or copyright (collectively, “Confidential Information”).  All use, disclosure or appropriation of Confidential Information owned by Company by or to a third party has been pursuant to the terms of a written agreement between Company and such third party.  All use, disclosure, or appropriation of Confidential Information not owned by Company has been pursuant to the terms of a written agreement between Company and the owner of such Confidential Information or is otherwise lawful.

3.11.  Accounts Receivable.  Schedule 3.11 sets forth a list of all accounts receivable of Company as of the date of this Agreement, with a range of days elapsed since the invoice date for each such account receivable, and the aggregate amount of reserves or allowances for doubtful accounts, and all completed but unbilled services of Company as of July 31, 2007 on a project-by-project basis.  All such accounts receivable are bona fide, arose in the ordinary course of business and are collectible in the book amounts thereof, less the allowance for doubtful accounts and returns which are adequate and have been determined in accordance with GAAP and consistent with the past practices of Company as reflected in the Financial Statements.  None of such accounts receivable is subject to any material claim of offset or recoupment or counterclaim, subject to allowances and accruals for bad debt as reflected in the Financial Statements, and Company has no knowledge of any specific facts that would reasonably be expected to give rise to any such claim.  No material amount of such accounts receivable is contingent upon the performance by Company of any obligation which will not have been performed by Company prior to the Closing.  No agreement for deduction or discount with respect to any such accounts receivable has been made with any third party.  No Person has any Lien on any of such accounts receivable, and no request or agreement for deduction or discount has been made with respect to any of such accounts receivable.

3.12.  Compliance; Permits.

(a)           Compliance.  Company is not in conflict with, or in default or in violation of, any Applicable Laws, which would result in a Company Material Adverse Effect.  No investigation or review by any Governmental Entity is pending, or to the knowledge of Company, has been threatened, against Company.  There is no agreement, commitment, judgment, injunction, order or decree by or with any Governmental Entity binding upon Company.

(b)           Permits.  Company holds, to the extent required by Applicable Law, all Permits for the operation of the business of Company as presently conducted.  Schedule 3.12(b) is a complete list of all such Permits.  No suspension or cancellation of any such Permit is pending or, to the knowledge of Company, threatened, and Company is in compliance in all material respects with the terms of such Permits.

3.13.  Brokers’ and Finders’ Fees.  Except for the fees, expenses and costs of St. Charles Capital (all of which shall have been paid by Company prior to Closing, or, to the extent not so paid, shall appear on the Estimated Statement), Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document to which Company is a party or any transaction contemplated hereby or thereby.

3.14.  Restrictions on Business Activities.  Company has not entered into any agreement under which Company is, or the Parent, the Surviving Corporation, the Ultimate Surviving Corporation or any of their subsidiaries after the Closing would reasonably be expected to be, restricted from selling, licensing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of any market.

3.15.  Employment Matters.

(a)           To the knowledge of Company, no Continuing Employee or Continuing Independent Contractor has any plan or intention to terminate employment with Company.  Schedule 3.15(a) contains a true and complete list of all persons employed by Company, including the respective dates of hire of each, a description of material compensation arrangements (other than employee benefit plans set forth in Schedule 3.16), a list of other terms of any and all material agreements affecting such persons, and whether such person is classified as exempt or non-exempt, whether each such person is actively at work or on inactive or leave status, the reason for such inactive or leave status, the date the inactive or leave status started, and the anticipated date of such person’s return to work from such inactive or leave status.

(b)           To the knowledge of Company, no employees of Company are party to or are bound by any agreement or commitment, or subject to any restriction, including agreements related to previous employment, containing confidentiality, non-compete or similar restrictive covenants, which now or in the future may adversely affect the business of Company, the Surviving Corporation or the Ultimate Surviving Corporation or the performance by any of the Continuing Employees of their duties for the Surviving Corporation or the Ultimate Surviving Corporation.

(c)           None of the employees of Company is represented by a labor union, and Company is not subject to any collective bargaining or similar agreement with respect to any of its employees.  There is no labor dispute, strike, work stoppage or other labor trouble (including any organizational drive) against Company pending or, to the knowledge of Company, threatened.

(d)           None of Company, nor to the knowledge of Company, any employee or representative of Company, has committed or engaged in any unfair labor practice in connection with the conduct of the business of Company, and there is no action, suit, claim, charge or complaint against Company pending or, to the knowledge of Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of Company, including charges of unfair labor practices or discrimination complaints.

3.16.  Employee Benefit Plans.

(a)           Schedule 3.16 lists each Employee Benefit Plan that Company or any ERISA Affiliate maintains or to which Company or any ERISA Affiliate contributes or is a participating employer (collectively, the “Company Benefit Plans”).  With respect to each Company Benefit Plan, Company has delivered to the Parent true and complete copies of the plan documents and summary plan descriptions, the most recent determination letter (or opinion letter) received from the Internal Revenue Service, the most recent Form 5500 Annual Report, the most recent actuarial reports (including any estimates of retiree medical liabilities), the most recent PBGC Form 1 and all related trust agreements, insurance contracts and other funding agreements associated with such Company Benefit Plan.

(b)           With respect to each Company Benefit Plan (and each related trust, insurance contract or fund), no event has occurred and there exists no condition or set of circumstances, in connection with which Company or any ERISA Affiliate would be subject to any material liability under ERISA, the Code or any other Applicable Law.

(c)           Each Company Benefit Plan (and each related trust, insurance contract or fund) has been administered and operated in material compliance with the terms of the applicable controlling documents and with the applicable provisions of ERISA, the Code and all other Applicable Laws.  Each Company Benefit Plan (including any material amendments thereto) that is capable of approval by, or registration for or qualification for special tax status with, the appropriate taxation, social security or supervisory authorities in the relevant jurisdiction has received such approval, registration or qualification or there remains a period of time in which to obtain such approval, registration or qualification retroactive to the date of any material amendment that has not previously received such approval, registration or qualification.

(d)           Except as set forth in Schedule 3.16(d), all required reports, descriptions and disclosures have been filed or distributed appropriately with respect to each Company Benefit Plan.  The requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code have been met with respect to each Employee Welfare Benefit Plan that is a group health plan.

(e)           All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Company Benefit Plan (or related trust or held in the general assets of Company or one or more ERISA Affiliates or accrued, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Company Benefit Plan or accrued in accordance with the past custom and practice of Company and the ERISA Affiliates.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Company Benefit Plan that is an Employee Welfare Benefit Plan.

(f)           Each Company Benefit Plan that is an Employee Pension Benefit Plan and that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code meets such requirements and has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the Internal Revenue Service within the applicable remedial amendment periods and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that would adversely affect such qualified status.

(g)           Company has no obligations with respect to any Company Benefit Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA and no Company Benefit Plan sponsored, maintained or contributed to by Company or any ERISA Affiliate within the six years prior to the Closing is or has been subject to Title IV of ERISA.

(h)           Each trust intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code that is part of any Company Benefit Plan satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that would adversely affect such exempt status.

(i)           Neither Company nor any ERISA Affiliate maintains or contributes to, nor has Company or any ERISA Affiliate ever maintained or contributed to, any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code) that cannot be unilaterally terminated by Company or an ERISA Affiliate.

(j)           Neither Company nor any ERISA Affiliate, nor to the knowledge of Company, any employee or representative of Company or any ERISA Affiliate, has made any oral or written representation or commitment with respect to any aspect of any Company Benefit Plan that is not in accordance with the written or otherwise preexisting terms and provisions of such Company Benefit Plan.  Neither Company nor any ERISA Affiliate has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other employee representative body or any number or category of its employees that would prevent, restrict or impede the implementation of any lay-off, redundancy, severance or similar program within its or their respective workforces (or any part of them).

(k)           There are no unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any such claim or dispute.

(l)           With respect to each Company Benefit Plan that Company or any ERISA Affiliate maintains or ever has maintained or to which any of them contributes or has ever contributed:

(i)           There have been no Prohibited Transactions with respect to any such Company Benefit Plan that would subject Company or any ERISA Affiliate to a material tax or penalty imposed pursuant to Section 4975 of the Code or Section 502(c), (i) or (l) of ERISA.

(ii)           Neither Company nor any ERISA Affiliate (by way of indemnification, directly or otherwise) nor, to the knowledge of Company, any Fiduciary has any liability for breach of fiduciary duty or any failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan.

(iii)           No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Company Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of Company, threatened, and to the knowledge of Company, there is no basis for any such action, suit, proceeding, hearing or investigation.

(iv)           Neither the Parent nor Company has or will have after the Closing Date any liability relating to any Employee Benefit Plan maintained by an ERISA Affiliate except the Company Benefit Plans.

(m)           Neither Company nor any ERISA Affiliate contributes to or has ever contributed to any multiple employer plan or Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan.

(n)           Except as set forth on Schedule 3.16(n), the execution of this Agreement and any other Transaction Document by Company and the consummation of the transactions contemplated hereby or thereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of Company or any ERISA Affiliate.  There is no contract, agreement, plan or arrangement with an employee to which Company or any ERISA Affiliate is a party that, individually or collectively and as a result of the transactions contemplated by this Agreement or any other Transaction Document to which Company is a party (whether alone or upon the occurrence of any additional or subsequent events), would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

(o)           Company has not granted any equity based compensation awards to any of former or current employees of the Chinese Company.

(p)           The Chinese Company is in compliance with all Applicable Laws and regulations relating to payment of all mandatory social insurance premiums.

3.17.  Environmental Matters.

(a)           Company is and has at all times been in compliance with all Environmental Laws in all material respects, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been made, given, filed or commenced (or, to the knowledge of Company, threatened) by any person against Company alleging any failure to comply with any Environmental Law or seeking contribution towards, or participation in, any remediation of any contamination of any property or thing with Hazardous Materials.  Company has obtained, and is and has at all times been in compliance in all material respects with all of the terms and conditions of, all permits, licenses and other authorizations that are required under any Environmental Law and has at all times complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables that are contained in any applicable Environmental Law.

(b)           To the knowledge of Company, no physical condition exists on or under any property that may have been caused by or impacted by the operations or activities of Company that could give rise to any investigative, remedial or other obligation under any Environmental Law or that could result in any kind of liability to any third party claiming damage to person or property as a result of such physical condition.

(c)           All properties and equipment used in the business of Company are and have been free of Hazardous Materials, except for batteries, computers and other items normally found in an office.

(d)           Company has provided to the Parent true and complete copies of all internal and external environmental audits and studies in its possession or control relating to Company and all correspondence on substantial environmental matters relating to Company.

3.18.  Material Contracts.  Schedule 3.18 sets forth a list of all Material Contracts including the name of the parties thereto, the date of each such Material Contract and each amendment thereto.  To the knowledge of Company, each of the Material Contracts is in full force and effect.  Each of the Material Contracts is valid and enforceable against the Company and, to the knowledge of Company, against each other party thereto.  Each of the Material Contracts is not in default, no payments or other obligations are past due, and no circumstance exists that, with notice, the passage of time or both, could constitute a default under any Material Contract by Company or, to the knowledge of Company, by any other party thereto.  Company has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Material Contract that has not been fully remedied and withdrawn.  The consummation of the transactions contemplated by this Agreement or any other Transaction Document to which Company is a party will not affect the enforceability against any Person of any such Material Contract.  Company has provided the Parent with true and complete copies of all Material Contracts including all amendments, terminations and modifications thereof.

3.19.  Insurance.

(a)           Since January 1, 2003, Company has been covered by insurance in scope and amount customary and reasonable for the businesses in which they have been engaged during such period.

(b)           Schedule 3.19(b) sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability or workers’ compensation coverage and bond and surety arrangements) to which Company has been a party, a named insured or otherwise the beneficiary of coverage at any time since January 1, 2003:  (i) the name, address and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder and the name of each covered insured; (iii) the policy number and the period of coverage; (iv) the scope and amount of coverage (including an indication of whether the coverage was on a claims made, occurrence or other basis and a description of how deductibles and ceilings are calculated and operate); and (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.  Each of such insurance policies is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following consummation of the transactions contemplated by this Agreement and any other Transaction Document.  Company does not have any liability for unpaid premiums or premium adjustments for such policies of insurance which are not properly reflected in the Financial Statements.  Neither Company, nor to the knowledge of Company, any other Person, is in breach or default under any such insurance policy (including with respect to the payment of premiums or the giving of notices), and to the knowledge of Company, no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration, under any such insurance policy.  All claims under such insurance policies have been duly and timely filed.  To the knowledge of Company, no party to any such insurance policy has repudiated any provision thereof.

(c)           Schedule 3.19(c) describes any self insurance arrangements affecting Company.

3.20.  Transactions with Related Parties.  No employee, officer or director, nor any member of his or her immediate family, is indebted to Company, nor is Company indebted (or committed to make loans or extend or guarantee credit) to any of them.  None of such Persons has any direct or indirect ownership interest in (a) any Person with which Company is affiliated or with which Company has a business relationship or (b) any Person that competes with Company (other than the ownership of less than five percent (5%) of the outstanding class of publicly traded stock in publicly traded companies that may compete with Company).  Except as set forth in Schedule 3.20 (the “Related Party Transactions”), no officer, director or stockholder, nor any member of his or her immediate family, is, directly or indirectly, a party to or interested in any Contract with Company or any of their Affiliates.  The Related Party Transactions were each entered into on an arm’s-length basis on terms no less favorable to Company than any Contract entered into by Company with persons other than an officer, director or stockholder of Company, or any member of his or her immediate family.

3.21.  Books and Records.  The minute books of Company contain complete and accurate records of all meetings and other corporate actions of the stockholders and board of directors (including committees thereof) of Company.  The stock ledger of Company is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of Company.  True and complete copies of the minute books and the stock ledger of Company have been made available to the Parent and will be delivered to the Parent at the Closing.

3.22.  Absence of Changes.  Since July 31, 2007, there has not occurred, and to the knowledge of Company there is not, any Company Material Adverse Effect.  Except as set forth in Schedule 3.22, from such date, Company has conducted its business only in the ordinary course of business consistent with past practices, and Company has not:

(a)           failed to preserve intact Company’s present business organization and to keep available the services of its present officers, managerial personnel and key employees or independent contractors and preserve its relationships with customers and suppliers; or

(b)           failed to maintain its assets in their then current condition, except for ordinary wear and tear, or failed to repair, maintain, or replace any of its equipment in accordance with the normal standards of maintenance applicable in the industry; or

(c)           amended, terminated, or failed to renew any Material Contract; or

(d)           entered into any Contract either involving more than $100,000 or outside the ordinary course of business; or

(e)           accelerated, terminated, modified, or canceled, or received notice of such from any other Person, any Material Contract (or series of related Contracts) to which Company is a party or by which Company or its assets are bound; or

(f)           granted any license or sublicense of any rights under or with respect to any of its Intellectual Property except in the ordinary course of business; or

(g)           made or pledged to make any charitable or other capital contribution; or

(h)           adopted or amended any Employee Benefit Plan, or increased in any manner the compensation or benefits of any officer, director, or employee or other personnel (whether employees or independent contractors); or

(i)           terminated any employee; or

(j)           acquired (including, without limitation, by merger, consolidation, or the acquisition of any equity interest or assets) or sold (whether by merger, consolidation, or the sale of an equity interest or assets), leased, or disposed of any assets except in the ordinary course of business and consistent with past practice or, even if in the ordinary course of business and consistent with past practices, whether in one or more transactions, in no event involving assets having an aggregate fair market value in excess of $100,000; or

(k)           mortgaged, pledged, or subjected to any Lien any of its assets; or

(l)           changed any of the accounting principles or practices used by it; or

(m)           paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practices of Company; or

(n)           changed its practices and procedures with respect to the collection of accounts receivable or offered to discount the amount of any account receivable or extended any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) with respect thereto; or

(o)           paid any dividend or otherwise made any other distribution to any stockholder to purchase or acquire any shares of capital stock or other securities of Company; or

(p)           incurred any Indebtedness not in the ordinary course of business or, whether or not in the ordinary course of business, incurred any Indebtedness greater than $5,000; or

(q)           failed to pay any Indebtedness or any other accounts payable as it became due, or changed its existing practices and procedures for the payment of Indebtedness or other accounts payable; or

(r)           incurred or committed to incur any capital expenditures except to the extent necessary to operate Company’s business and in the ordinary course of business consistent with past practices;

(s)           entered into any Contracts that are performable after the Closing other than Contracts entered into in the ordinary course of business consistent with past practices; or

(t)           agreed to or made any commitment, orally or in writing, to take any actions prohibited by this Agreement.

3.23.  Product Warranties; Services.  Except as set forth in Schedule 3.23, (a) there are no warranties express or implied, written or oral, with respect to the products or services of Company, and (b) there are no pending or, to the knowledge of Company, threatened claims with respect to any such warranty, and Company has no liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.  Company has no knowledge of any specific facts that would reasonably be expected to give rise to any warranty claims or warranty liability in the future.

3.24.  Customers and Supplier.

(a)           Schedule 3.24(a) lists Company’s customers from whom the Company received in the aggregate more than $100,000 (on an annualized basis) for calendar years 2005 and 2006 and sets forth opposite the name of each such customer the dollar amount of sales attributable to such customer for such periods.  Company has a fully executed contract or other evidence of agreement to material terms with each such customer.  Except as set forth in Schedule 3.24(a), Company is not engaged in any material dispute with any current customer and no such customer has notified Company that it intends to terminate or reduce its business relations with Company and to the knowledge of Company, there is no reason why such customer would not continue such business relationship with the Surviving Corporation or the Ultimate Surviving Corporation after the Closing; provided, however, that Company makes no representation or warranty, express or implied, that any such customer will remain as a customer of the Surviving Corporation or the Ultimate Surviving Corporation after the Closing Date or will not terminate or reduce its business relations with the Surviving Corporation or the Ultimate Surviving Corporation after Closing.

(b)           Schedule 3.24(b) lists Company’s vendors to whom the Company paid in the aggregate more than $100,000 (on an annualized basis) for calendar years 2005 and 2006.  Except as set forth in Schedule 3.24(b), Company is not engaged in any material dispute with any current vendor and no such vendor has notified Company that it intends to terminate or reduce its business relations with Company and to the knowledge of Company, there is no reason why such vendor would not continue such business relations with the Surviving Corporation or the Ultimate Surviving Corporation after the Closing; provided, however, that Company makes no representation or warranty, express or implied, that any such vendor will remain as a vendor of the Surviving Corporation or the Ultimate Surviving Corporation after the Closing Date or will not terminate or reduce its business relations with the Surviving Corporation or the Ultimate Surviving Corporation after Closing.

(c)           Schedule 3.24(c) lists all Backlog of Company as of the date of the Agreement, on a customer by customer basis.

3.25.  Illegal Payments.  Neither Company, nor any of its directors, officers, employees, agents and representatives, or any other Person acting on behalf of, or for the benefit of, Company, has made, offered, or authorized, whether directly or indirectly through any other Person, any payment, gift, promise or other advantage to or for the use or benefit of any Person, or any political party official or candidate for office, where such payment, gift of promise would violate (a) the Applicable Laws of the countries where Company is located or conducts business, (b) the Applicable Laws of the country of formation of Company or (c) the Foreign Corrupt Practices Act of 1977 15 U.S.C. §§ 78dd-1 et seq.

3.26.  Irrevocable Proxy and Voting Agreements.  Colorado Company and Delaware Company have received a duly executed Irrevocable Proxy and Voting Agreement from each of the Principals.

3.27.  Preferred Stockholder and Voting Agreements.  Colorado Company and Delaware Company have entered into  that certain Preferred Stockholder and Voting Agreements with each holder of  shares of Colorado Company Preferred Stock.

3.28.  Disclosures.  To the knowledge of Company, there is no information or fact that has or would have a Company Material Adverse Effect that has not been disclosed to the Parent in this Agreement (including the Exhibits and Schedules hereto).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

The Parent and Merger Sub hereby, jointly and severally, represent and warrant to Company that the statements contained below are true and correct, except as set forth in the disclosure schedule (the “Parent Disclosure Schedule”) delivered by the Parent and Merger Sub to Company, on the date hereof and as of the Effective Date.  The disclosures in any section or subsection of the Parent Disclosure Schedule shall qualify other sections and subsections in this ARTICLE IV where it should be reasonably apparent such disclosure relates to other such sections and subsections.  When used herein, the term “to the knowledge of the Parent” shall mean the actual knowledge of the executive officers of the Parent.

4.01.  Organization, Standing and Power.  Each of the Parent and the Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.02.  Authority.  Each of the Parent and the Merger Sub has all requisite corporate power and authority to enter into this Agreement and any other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby.  The execution and delivery of this Agreement and the other Transaction Documents to which the Parent or the Merger Sub is a party and the consummation by the Parent or the Merger Sub of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of the Parent and the Merger Sub.  The Transaction Documents to which the Parent or the Merger Sub is a party have been, or upon execution and delivery will be, duly executed and delivered and constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Parent or the Merger Sub enforceable against it in accordance with their respective terms.

4.03.  Non-Contravention and Consents.

(a)           Non-Contravention.  The execution and delivery of this Agreement and each other Transaction Document by the Parent and the Merger Sub does not, and the performance of this Agreement and each other Transaction Document by the Parent and the Merger Sub will not, (i) conflict with or violate the Parent’s or the Merger Sub’s Certificate of Incorporation or Bylaws, in each case as amended to date and currently in effect, or (ii) conflict with or violate any Applicable Laws or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of the Parent or the Merger Sub or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Parent’s or the Merger Sub’s assets or properties pursuant to, any obligation to which the Parent or the Merger Sub is a party or by which the Parent or the Merger Sub may be bound.

(b)           Contractual Consents.  No Consent under any agreement to which the Parent or the Merger Sub is a party is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by the Parent or the Merger Sub or the consummation of the transactions contemplated hereby or thereby.

(c)           Governmental Consents.  Except for the filing of the Certificate of Merger, no Consent of any Governmental Entity is required to be obtained or made by the Parent or the Merger Sub in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by the Parent or the Merger Sub or the consummation of the transactions contemplated hereby or thereby.

4.04.  Litigation.  As of the Closing Date, there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance, or arbitration pending or, to the knowledge of the Parent or the Merger Sub, threatened against the Parent or the Merger Sub relating to the transactions contemplated by this Agreement or any other Transaction Document to which the Parent or the Merger Sub is a party.

4.05.  Parent Common Stock.  The Closing Stock Consideration and the Escrowed Stock Consideration, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non assessable and not subject to any preemptive rights and issued in compliance with all applicable securities laws and all other Applicable Laws.

4.06.  Brokers’ and Finders’ Fees.  Except for the fees, expenses and costs of DecisionPoint International, Inc., for which Parent shall be solely responsible, neither the Parent nor the Merger Sub has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document to which the Parent or the Merger Sub is a party or any transaction contemplated hereby or thereby.

4.07.  Reports.  Parent has timely made all filings required to be made by it with the United States Securities and Exchange Commission (“SEC”) since January 1, 2004 (such filings, the “Parent SEC Filings”).  As of their respective dates, the Parent SEC Filings complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be.  As of the date of this Agreement, no event or circumstance has occurred or information exists with respect to Parent or its business, properties, operations or financial conditions, which, under the Securities Act, the Exchange Act or any other applicable rule or regulation, requires public disclosure or announcement by Parent at or before the date of this Agreement but which has not been so publicly announced or disclosed.

4.08.  Continuity of Business Enterprise.  It is the present intent of the Parent to continue at least one significant historic business line of Company or to use at least a significant portion of Company’s historic business assets in a business, in each case within the meaning of Treasury Regulation 1.368-1(d).

4.09.  No Acquisition of Parent Common Stock.  There is no agreement, plan, or intention by the Parent to redeem or otherwise acquire (including any indirect acquisition through an Affiliate or person related to the Parent (as defined in Treasury Regulation 1.368-1(e)) the Parent Common Stock acquired by the Securityholders pursuant to this Agreement.

4.10.  Reorganization.  Parent is not aware of any existing fact or circumstance that would prevent the Merger and the Secondary Merger from for qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.01.  Covenants of Company.  During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, Colorado Company, Delaware Company and the Subsidiaries shall carry on business in the ordinary course consistent with past practice.  Colorado Company, Delaware Company and each of the Subsidiaries shall use all reasonable efforts to preserve its business organization, keep available the present services of its employees, continue to make regularly scheduled payments on all of its existing debt and to preserve for itself and Parent the goodwill of the customers of Company and the Subsidiaries and others with whom business relationships exist, including, but not limited to all Material Contracts.  Without limiting the generality of the foregoing, and except as otherwise contemplated by this

Agreement, disclosed in schedules hereto, or consented to in writing by Parent, Company shall not, and shall not permit any Subsidiary to:

(a)           declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, except for such dividends or other distributions as may be necessary to dividend or distribute Company’s excess cash;

(b)           (i) except as contemplated by the Reorganization and the Recapitalization, split, combine or reclassify any shares of its capital stock; or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement, or (ii) repurchase, redeem or otherwise acquire, any shares of the capital stock of Company or any of the Subsidiaries, or any securities convertible into or exercisable for any shares of the capital stock of Company or any of the Subsidiaries;

(c)           except as contemplated by the Reorganization and the Recapitalization, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing;

(d)           except as contemplated by the Reorganization and the Recapitalization, amend its Charter Documents;

(e)           make any capital expenditures in excess of $25,000;

(f)           enter into any new line of business;

(g)           acquire or agree to acquire, by merging or consolidating with, or by purchasing a equity interest in or a portion of the assets of or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets other than in the ordinary course of business;

(h)           change its methods of accounting in effect at December 31, 2006, except as required by changes in GAAP or regulatory accounting principles as concurred to by Company’s independent auditors;

(i)           except as contemplated hereby, enter into, adopt, amend, renew or terminate any Company Benefit Plan or any agreement, arrangement, plan or policy between Company or any Subsidiary and one or more of its current or former directors, officers or employees, or increase in any manner compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), excluding, however, any increase in compensation or benefits for any employees in the ordinary course of business and specifically approved in writing by Parent; or enter into, modify or renew any employment, severance or other agreement with any director, officer or employee of Company or any

Subsidiary or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement providing for any benefit to any director, officer or employee (whether or not legally binding);

(j)           incur any Indebtedness, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity except in the ordinary course of business consistent with past practices of Company and the Subsidiaries;

(k)           sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its assets, properties or other rights or agreements other than in the ordinary course of business;

(l)           make any Tax election, or settle or compromise any federal, state, local or foreign Tax liability or file or amend any Tax Return;

(m)           pay, discharge or satisfy any claim, liability or obligation other than payments in the ordinary course of business and consistent with past practices of Company and the Subsidiaries, liabilities incurred in connection with the Merger and the transactions expressly contemplated hereby, or liabilities reflected or reserved against in the Financial Statements, or subsequently incurred in the ordinary course of business and consistent with past practices of Company and the Subsidiaries;

(n)           enter into or renew, amend or terminate, or give notice of a proposed renewal, amendment or termination, or make any commitment with respect to any Material Contract, unless in the ordinary course of business and consistent with past practices of Company and the Subsidiaries;

(o)           waive any material right, whether in equity or at law; or

(p)           agree to do any of the foregoing.

5.02.  No Solicitation of Transactions.  Neither Colorado Company, Delaware Company, the Subsidiaries, nor the directors, officers, employees, stockholders, representatives, agents and advisors of Colorado Company or Delaware Company or any Subsidiaries nor other persons controlled by Colorado Company or Delaware Company or any Subsidiaries shall solicit or hold discussions or negotiations with, or assist or provide any information to, any person, entity or group (other than Parent, Merger Sub and their Affiliates and representatives) concerning (a) any merger, consolidation, business combination, share exchange, or other similar transaction involving Colorado Company or Delaware Company or any Subsidiary; (b) any sale, lease, exchange, mortgage, pledge, license transfer or other disposition of any shares of capital stock of Colorado Company, Delaware Company or any Subsidiary or significant assets of  Colorado Company or Delaware Company or any Subsidiary; or (c) the issuance of any new shares of capital stock of  Colorado Company or Delaware Company or any Subsidiary or any options, warrants or other rights to acquire shares of capital stock of  Colorado Company or Delaware Company or any Subsidiary, except solely as in connection with this Agreement and the transactions contemplated thereby, including without limitation the Preferred Stock Agreement and any other dividend, distribution or third party transaction taken in connection herewith.  Colorado Company and Delaware Company will promptly communicate to Parent, Merger Sub and their Affiliates and representatives the terms of any proposal, discussion, negotiation or inquiry relating to a merger or disposition of a significant portion of its capital stock or assets or similar transaction involving Colorado Company, Delaware Company or any Subsidiary and the identity of the party making such proposal or inquiry, which it may receive with respect to any such transaction.

5.03.  All Necessary Action.  Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction contemplated hereby as soon as practicable.  No party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of such party being untrue in any material respect as if originally made on and as of the Closing Date.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.01.  Regulatory Matters.  The parties hereto shall cooperate with each other and use all reasonable efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, Consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger).  Colorado Company, Delaware Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Colorado Company, Delaware Company, Parent or Merger Sub, as the case may be, which appear in any filing made with or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, Consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.  Parent (or Merger Sub as the case may be) and Colorado Company and Delaware Company shall promptly furnish each other with copies of written communications received by Parent, Merger Sub, Colorado Company and Delaware Company, as the case may be, from or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

6.02.  Securities Matters.

(a)           Each of the parties hereto acknowledge that the shares of Parent Common Stock to be issued to the Indemnifying Securityholders pursuant to this Agreement are intended to be issued pursuant to the “private placement” exemption from registration under Section 4(2)

 of the Securities Act and/or Regulation D promulgated under the Securities Act and Colorado Company and Delaware Company agree to fully cooperate with Parent in its efforts to ensure that such shares of Parent Common Stock may be issued pursuant to such private placement exemption.

(b)           During the two year period following the Closing Date, Parent shall (i) use its best efforts to make current public information available in accordance with Rule 144(c) under the Securities Act and to maintain the continued listing of its shares of Parent Common Stock for trading on the Nasdaq Global Market and (ii) furnish to any Indemnifying Securityholder upon written request, (x) a written statement as to its compliance with the requirements of Rule 144(c) and the reporting requirements of the Securities Act and the Exchange Act and (y) a copy of the most recent annual or quarterly report of Parent.

(c)           Parent grants as of the Closing each Indemnifying Securityholder certain registration rights as set forth in Section 6.03.

6.03.  Registration Rights.

(a)           Parent shall file, within 75 days after the Closing Date (the “Filing Date”), a registration statement (the “Registration Statement”) on Form S-3, or other appropriate registration form, with the SEC under the Securities Act with respect to the offer and sale by the Indemnifying Securityholders pursuant to Rule 415 promulgated under the Securities Act of all the Merger Shares and will use Commercially Reasonable Efforts to cause (i) the Registration Statement to be declared effective as soon as practicable thereafter, and (ii) the Merger Shares to be listed on the Nasdaq Global Market.  Notwithstanding the effectiveness of the Registration Statement, the sale of any shares of Parent Common Stock by an Indemnifying Securityholder under the Registration Statement shall be subject to any transfer restrictions contained in any Stock Restriction Agreement or Stock Restriction and Non-Compete Agreement between Parent and such Securityholder.

(i)           Notwithstanding any provision of this Section 6.03 to the contrary, if the Parent shall furnish to the Representative a certificate signed by the president or chief executive officer of the Parent stating that (x) in the good faith judgment of the board of directors of the Parent it would be seriously detrimental to the Parent and its stockholders (including the Principals) for such Registration Statement to be filed, or (y) audited financial statements of Colorado Company or Delaware Company are required to be included in the Registration Statement and are not otherwise available, the Parent shall have the right to defer the filing of the Registration Statement for so long as reasonably necessary, but no later than 255 days from the Filing Date.

(ii)           Parent shall prepare and file with the SEC such amendments and supplements to such Registration Statement and any prospectus contained therein and any amendment or supplement thereto used in connection with the Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all of the Merger Shares and shall use its Commercially Reasonable Efforts to keep such Registration Statement continuously effective until the earlier of such time as (i) all registered Merger Shares have been sold under the Registration Statement or (ii)

 all Merger Shares may be immediately sold without registration, and without restriction as to the number of securities to be sold, pursuant to Rule 144 of the Securities Act (such period being called the “Registration Period”).

(iii)           Parent shall use its Commercially Reasonable Efforts to register and qualify the Merger Shares for offer and sale under such securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Indemnifying Securityholders; provided that Parent shall not be required in connection with such registration and qualification or as a condition to such registration and qualification (x) to qualify to do business or to file a general consent to service of process in any such states or jurisdictions or (y) to subject itself to taxation in any jurisdiction.

(b)           Parent shall furnish to the Representative, prior to the filing thereof with the SEC, a copy of any Registration Statement, and each amendment thereof and each amendment or supplement, if any, to the prospectus included therein and provide the Representative an opportunity to make comments thereto.  The Indemnifying Securityholders, collectively, may retain counsel, at Parent’s expense in an amount not to exceed $5,000, in connection with these registration rights.

(c)           Parent shall ensure that:

(i)           any Registration Statement and any amendment thereto and any prospectus contained therein and any amendment or supplement thereto complies in all material respects with the Securities Act;

(ii)           any Registration Statement and any amendment thereto does not when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and

(iii)           any prospectus forming part of any Registration Statement, including any amendment or supplement to such Prospectus, when filed does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)           Parent shall furnish to the Representative a conformed copy of the Registration Statement and of each amendment and supplement thereto (in each case including all exhibits and documents incorporated by reference), and such number of copies as the Representative may reasonably request of the prospectus contained in such registration statement (including each preliminary prospectus and any prospectus supplement) and any other prospectus filed under Rule 424 promulgated under the Securities Act relating to the Merger Shares included in the Registration Statement.

(e)           Parent shall promptly notify the Representative:

(i)           when the Registration Statement or any prospectus used in connection therewith, or any amendment or supplement thereto, has been filed and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective;

(ii)           of any request by the SEC for amendments or supplements to the Registration Statement or prospectus included therein or for supplemental information;

(iii)           of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose;

(iv)           of the receipt by Parent of any notification with respect to the suspension of the qualification of the Merger Shares for sale under the applicable securities or blue sky laws of any jurisdiction; and

(v)           of the happening of any event that requires the making of any changes in the Registration Statement or the prospectus.

(f)           Upon receipt of any notice under Section 6.03(e)(v) above, each Indemnifying Securityholder will forthwith discontinue such Indemnifying Securityholder’s disposition of Merger Shares pursuant to the Registration Statement until such Indemnifying Securityholder receives copies of a supplemented or amended prospectus from Parent and, if so directed by Parent, shall deliver to Parent (at Parent’s expense) all copies, other than permanent file copies, then in such Principal’s possession of the prospectus relating to such Registration Statement current at the time of receipt of such notice.

(g)           Parent shall use Commercially Reasonable Efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of the Merger Shares for sale in any jurisdiction at the earliest possible time.

(h)           Parent may require any Indemnifying Securityholder to, and each such Indemnifying Securityholder, shall, furnish Parent with such information regarding such Indemnifying Securityholder and the distribution of the Merger Shares as Parent may from time to time reasonably request in writing and to otherwise cooperate in connection with such registration.  At any time during the effectiveness of the Registration Statement, if such Indemnifying Securityholder becomes aware of any change materially affecting the accuracy of the information contained in such Registration Statement or the prospectus (as then amended or supplemented) relating to such Indemnifying Securityholder, including but not limited to the sale or disposition of all Merger Shares owned by each such Indemnifying Securityholder, he or it will promptly notify Parent of such change.

(i)           All expenses, including any underwriting discounts, incurred in effecting the registration under the Registration Statement and the offer and sale of the Merger Shares shall be borne by Parent; provided however that the Representative and Parent must consent prior to the engagement of any underwriter in connection with these registration rights.  All selling commissions and stock transfer taxes relating to the Merger Shares shall be borne by the Indemnifying Securityholders pro rata on the basis of the number of shares of Merger Shares registered on their behalf.

(j)           Parent shall, to the full extent permitted by law, indemnify and hold harmless the Indemnifying Securityholders against any expenses, claims, losses, damages or liabilities to which the Indemnifying Securityholders may become subject under the Securities Act or otherwise, insofar as such expenses, claims, losses, damages or liabilities or actions in respect thereof arise out of or are based upon any untrue statement of any material fact contained in the Registration Statement, final prospectus, preliminary prospectus, or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided, that Parent shall not be liable in any such case to the extent that any such loss (or actions in respect thereof) arises out of or is based upon an untrue statement or omission made in any such Registration Statement, final prospectus, amendment or supplement in reliance upon and in conformity with information furnished in writing to Parent by any Indemnifying Securityholder and stated to be specifically for use therein.

(k)           Each Indemnifying Securityholder shall, to the full extent permitted by law, indemnify and hold harmless Parent, its directors, officers, employees, agents and each other person, if any, who controls Parent within the meaning of the Securities Act, against any expenses, claims, losses, damages or liabilities to which Parent or any such director, officer, employee, agent or controlling person may become subject under the Securities Act or otherwise, insofar as such expenses, claims, losses, damages or liabilities arise out of or are based upon any untrue statement of any material fact contained in the Registration Statement, final prospectus or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, if such untrue statement or omission was made in reliance upon and in conformity with written information furnished to Parent by such Indemnifying Securityholder specifically stating that it is for use in the preparation of such Registration Statement, final prospectus, amendment or supplement; provided, however, that the obligation to provide indemnification pursuant to this Section 6.03(k) shall be several among such indemnifying parties on the basis of the number of shares of Parent Common Stock of each such indemnifying party included in the Registration Statement, and shall not exceed the value as of the date hereof of the shares of Merger Shares received by such Indemnifying Securityholder pursuant to this Agreement. The foregoing indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Parent or any such director, officer, employee, agent or controlling person and shall survive the transfer of such securities by such Indemnifying Securityholder.  Each Indemnifying Securityholder shall also indemnify each other securityholder of Parent who participates in the offering or sale under the Registration Statement, their officers, directors, employees, agents and each other person, if any, who controls any such participating person within the meaning of the Securities Act to the same extent and subject to the same limitations as provided above with respect to Parent.

(l)           Promptly after receipt by any party of notice of the commencement of any action or proceeding involving a claim referred to in Section 6.03(j) or Section 6.03(k), such party shall, if a claim in respect thereof is to be made against another party pursuant to such paragraphs, give written notice to the latter of the commencement of such action, provided that any failure of any person to give notice as provided therein shall not relieve any other person of its obligations under Section 6.03(j) or Section 6.03(k), as the case may be, except to the extent that such other person is actually prejudiced by such failure.  In case any such action is brought, the party obligated to indemnify pursuant to Section 6.03(j) or Section 6.03(k), as the case may be, shall be entitled to participate in and, unless, in the reasonable judgment of counsel to any indemnified party, a conflict of interest between such indemnified party and any indemnifying party exists with respect to such claim, to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation; provided that the indemnified party may participate in such defense at the indemnified party’s expense. Without the consent of the indemnified party, no indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified party of a release from all liability in respect to such claim or litigation.  No indemnifying party shall be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld.

(m)           If the indemnity and reimbursement obligation provided for in Section 6.03(j) or Section 6.03(k) is unavailable or insufficient to hold harmless a party entitled to indemnification hereunder in respect of any expenses, claims, losses, damages or liabilities (or actions with respect thereto) referred to therein, the party obligated to indemnify hereunder shall contribute to the amount paid or payable by the indemnified party as a result of such expenses, claims, losses, damages or liabilities (or actions) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with statements or omissions which resulted in such expenses, claims, losses, damages or liabilities as well as any other relevant equitable considerations.  Relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were-to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph.  No person guilty of fraudulent misrepresentation within the meaning of the Securities Act shall be entitled to contribution from any person not guilty of such fraudulent misrepresentation.

6.04.  Stockholder Approval.  Immediately after the consummation of the Reorganization, and in accordance with applicable law and Company Charter Documents, Delaware Company shall solicit written consents from the holders of the capital stock of Delaware Company entitled to vote to obtain their approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby.  Delaware Company shall ensure that all written consents are solicited and obtained from the holders of the capital stock of  Delaware Company entitled to vote in compliance with applicable law and Company Charter Documents.  Delaware Company agrees to use all reasonable efforts to take all action necessary or advisable to secure the necessary votes required by applicable law and Company Charter Documents to effect the Merger.

6.05.  Access to Information; Confidentiality.

(a)           Subject to Section 6.05(b), Company shall afford to Parent, and shall cause its independent accountants to afford to Parent and Parent’s accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to all of Company’s and the Subsidiaries’ assets, properties, books, Material Contracts and records, and Company shall permit Parent and its representatives to make abstracts from and copies of such books and records.  During such period, Company shall use its reasonable best efforts to furnish promptly to Parent all other information concerning the business, properties and personnel of Company and the Subsidiaries as Parent may reasonably request.

(b)           No party (or its representatives, agents, counsel, accountants or investment bankers) hereto shall use for any purpose other than the Merger or disclose to any third party, other than either party’s representatives, agents, counsel, accountants, bankers or investment bankers, any confidential or proprietary information about the business, assets or operations of the other parties to this Agreement or the transactions contemplated hereby, except as contemplated hereby and as may be required by applicable law.  The parties hereto agree that the remedy at law for any breach of the requirements of this subsection will be inadequate and that any breach would cause such immediate and permanent damage as would be impossible to ascertain, and, therefore, the parties hereto agree and consent that in the event of any breach of this subsection, in addition to any and all other legal and equitable remedies available for such breach, including a recovery of damages, the non-breaching parties shall be entitled to obtain preliminary or permanent injunctive relief without the necessity of proving actual damage by reason of such breach and, to the extent permissible under applicable law, a temporary restraining order may be granted immediately on commencement of such action.

6.06.  Legal Conditions to Merger.  Each of Parent, Merger Sub, Colorado Company and Delaware Company shall use all reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in ARTICLE VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any Consent, authorization, order or approval of or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Parent, Merger Sub, Colorado Company or  Delaware Company in connection with the Merger and the other transactions contemplated by this Agreement.

6.07.  Notification; Disclosure Supplements.  Each party shall promptly give the other party written notice of the existence or occurrence of any condition which would make any representation or warranty herein contained of either party untrue or which might reasonably be expected to prevent the consummation of the transactions contemplated hereby.

6.08.  Tax Matters.

(a)           Pre Closing Tax Returns.  The Principals shall prepare or cause to be prepared (1) all Tax Returns for Company and the Subsidiaries for all Taxable periods ending on or prior to the Closing Date which are required to be filed after the Closing Date (“Pre-Closing Tax Returns”) and (2) any amended Tax Returns for such periods that the Principals desire to be filed in order to claim certain research and development credits currently being contemplated by Company (“R&D Tax Returns”).  No later than (i) the Closing Date or (ii) 30 days prior to (A) the original due date for filing any such Pre-Closing Tax Return or (B) the last date for filing such R&D Tax Return, whichever is the later to occur, the Principals shall deliver a copy of such Pre-Closing Tax Return or R&D Tax Return, together with all supporting documentation and workpapers, to Parent for its review.  Parent may submit to the Principals, not later than 10 days from the receipt of such Pre-Closing Tax Return or R&D Tax Return, a list of any components of such Pre-Closing Tax Return or R&D Tax Return with which the Parent disagrees.  In the event a notice of dispute is timely delivered to the Principals by Parent, Parent and the Principals shall thereafter for a period of five days negotiate in good faith to resolve any items of dispute.  Any items of dispute which are not so resolved shall be submitted for resolution to an Arbitrating Accountant in accordance with the procedures set forth in Section 2.14; provided, that the Arbitrating Accountant shall render its written decision no later than two days prior to the due date for filing such Pre-Closing Tax Return or R&D Tax Return.  Parent will cause such Pre-Closing Tax Return or R&D Tax Return (as finally resolved pursuant to any dispute procedures) to be timely filed and will provide a copy to the Principals.  Not later than five days prior to the due date for payment of Taxes with respect to any such Pre-Closing Tax Return, the Indemnifying Securityholders shall pay (without duplication) to Parent the amount of any Parent Indemnified Taxes with respect to such Pre-Closing Tax Return.

(b)           Straddle Period Tax Returns.  With respect to any Tax Return covering a Straddle Period that is filed after the Closing Date with respect to Company or any Subsidiary, Parent shall cause such Tax Return to be prepared.  Not later than 30 days prior to the due date of each such Tax Return, Parent shall deliver a copy of such Tax Return to the Principals together with a statement of the amount of Parent Indemnified Taxes with respect to such Tax Return.  The Principals may submit to Parent, not later than 10 days from the receipt of such Tax Return, a list of any components of such Tax Return with which the Principals disagree.  In the event a notice of dispute is timely delivered to Parent by the Principals , Parent and the Principals shall thereafter for a period of five days negotiate in good faith to resolve any items of dispute.  Any items of dispute which are not so resolved shall be submitted for resolution to an Arbitrating Accountant in accordance with the procedures set forth in Section 2.14; provided, that the Arbitrating Accountant shall render its written decision no later than two days prior to the due date for filing such Tax Return.  Parent will cause such Tax Return (as finally resolved pursuant to any dispute procedures) to be timely filed and will provide a copy to the Principals.  Not later than five days prior to the due date for payment of Taxes with respect to any such Tax Return, the Indemnifying Securityholders shall pay (without duplication) to Parent the amount of any Parent Indemnified Taxes with respect to such Tax Return.

(c)           Proration of Straddle Period Taxes.  In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the period ending on and including the Closing Date shall be:

(i)           in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Taxable period of Company and its Subsidiaries ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period ending after the Closing Date in proportion to the number of days in each period;

(ii)           in the case of Taxes that are imposed on a periodic basis with respect to the assets of Company or any Subsidiary, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period; and

(iii)           in the case of any Taxes, determined after taking into account the full benefit of any available loss incurred on or prior to the Closing Date, including any loss that may be carried forward from a prior taxable year under applicable tax law.

(d)           Tax Proceedings.  The Parent and the Representative shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of Company or any Subsidiary or resulting from the Merger.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Representative and the Parent further agree, upon request, to use Commercially Reasonable Efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Indemnifying Securityholders, the Parent, Company or any Subsidiary (including, but not limited to, with respect to the transactions contemplated hereby).  Notwithstanding the above, the control and conduct of any Tax Proceeding that is a Third Party Claim shall be governed by Section 9.04.

(e)           Amended Tax Returns.  Parent shall not file, without the written consent of the Representative, which will not be unreasonably withheld, any amended Tax Return that includes Company or any Subsidiary for any Straddle Period or Taxable period ending on or prior to the Closing Date if such amendment would have the effect of materially increasing the amount of Parent Indemnified Taxes for which the Indemnifying Securityholders are liable to indemnify the Parent Indemnified Persons.

(f)           Pre-Closing Tax Refunds.  Any refund of, or offset against, the Tax of Company or any Subsidiary received by Parent after the Closing Date which is attributable to

(i) the portion of a Straddle Period for which the Indemnifying Securityholders have made a payment of Parent Indemnified Taxes or (ii) a Taxable period ending on or prior to the Closing Date, net of any reasonable costs or expenses incurred after the Closing Date in procuring such refund or offset, shall be paid to the Representative for the benefit of the Indemnifying Securityholders within five business days after receipt by Parent of such refund or offset.

(g)           Treatment of Certain Non-U.S. Taxes.  In the case of any non-U.S. Taxes that are Parent Indemnified Taxes and for which a U.S. foreign tax credit is available to Parent or the Company (“Creditable Foreign Taxes”), in conjunction with making a claim for such Parent Indemnified Taxes (i) the Parent shall use Commercially Reasonable Efforts to obtain such available U.S. foreign tax credits for such non-U.S. Taxes and (ii) consistent with clause (iii) of the definition of Damages, the amount of any Damages resulting from such non-U.S. Taxes shall be reduced by the net tax benefit of any such U.S. foreign tax credits actually realized by Parent. Payments made out of the Escrowed Consideration in respect of Parent Indemnified Taxes that are Creditable Foreign Taxes shall be made net of any such U.S. foreign tax credits expected to be realized unless and until Parent determines in good faith that no tax benefit is expected to be derived from such U.S. foreign tax credits.

(h)           Transfer Taxes.  The Indemnifying Securityholders and the Ultimate Surviving Corporation shall each be responsible for the payment of one-half of the state and local transfer, sales, use, stamp, registration or other similar Taxes (the “Transfer Taxes”) resulting from the transactions contemplated by this Agreement or any other Transaction Document; provided, that the Indemnifying Securityholders shall be responsible for the payment of any Transfer Taxes imposed with respect to the Chinese Company.

6.09.  Tax Documentation.  Each Securityholder shall be required to provide with the transmittal letter a certified tax identification number by furnishing an appropriate Form W-9 (or Form W-8, in the case of a non-U.S. person) (collectively, “Tax Reporting Documentation”).  The Representative and each Principal understands that if such Tax Reporting Documentation is not provided, Parent or the Escrow Agent, as applicable, may be required by the Code, as amended and as it may be amended from time to time, to withhold a portion of any payment of Merger Consideration or interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

6.10.  Company Employees and Independent Contractors.  Parent will offer employment by the Parent as of and following the Closing Date to each person listed in Schedule 6.10(a) (the “Continuing Employees”) and offer to enter into Parent’s standard Contractor Services Agreement with each independent contractor listed in Schedule 6.10(b) (the “Continuing Independent Contractors”).  It shall be a condition to the employment of each such Continuing Employee with Parent that such person execute and deliver to Parent a Confidentiality and Intellectual Property Assignment Agreement at or prior to the Closing and a condition to the contractual arrangement of each Continuing Independent Contractor with Parent that such person execute and deliver to Parent a Contractor Services Agreement at or prior to Closing.

6.11.  Employee Benefit Plans; Restricted Stock Grants.

(a)           From and after the Effective Time, all Continuing Employees shall continue in their existing benefit plans until such time as, in Parent’s sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its and its affiliate’s employees in the United States.  Parent shall take as promptly as reasonably practical after the Closing Date, and with respect to the health and welfare benefits programs no later than January 1, 2008, and to the extent permitted by Parent’s benefit programs, such reasonable actions as are necessary to allow eligible Continuing Employees to participate in the health, welfare and other benefits programs of Parent or alternative benefits programs that, in the aggregate, are substantially equivalent to those applicable to employees of Parent in similar functions and positions on similar terms.  Pending such action, Parent shall maintain the effectiveness of Company’s benefit plans, except as otherwise provided herein.

(b)           At the first regular meeting of Parent’s Board of Directors following the Closing, Parent shall take all necessary corporate action to grant awards of restricted stock or restricted stock units (whichever form of award is necessary to comply with local securities laws) having a fair market value at the time of grant of approximately $1,360,000 in the aggregate to the Continuing Employees in such amounts as determined by Parent and Company and as set forth in Schedule 6.11(b) under the terms and conditions of the Perficient, Inc. Amended and Restated 1999 Stock Option/Stock Issuance Plan.  With regard to Continuing Employees’ participation in Parent’s benefits programs, Continuing Employees shall be given credit for their years of service rendered to the Company and its ERISA Affiliates or their predecessors for purposes of eligibility and vesting in the Parent’s benefit programs, and, to the extent that Parent discontinues the Company Benefit Plans prior to December 31, 2007, Continuing Employees shall be given credit for deductible payments and annual out-of-pocket maximum payments made during the current plan year under the Company Benefit Plans.

6.12.  Non-Competition Agreement.  As additional consideration for Parent, and as a material inducement for Parent and Merger Sub to enter into this Agreement and to consummate the Merger, on or before the Closing Date, (a) each Principal shall enter into a Five Year Non-Competition Agreement with Parent, (b) each key Securityholder set forth on Exhibit 6.12(b) shall enter into a Three Year Non-Competition Agreement with Parent, and (c) each key Securityholder set forth on Exhibit 6.12(c) shall enter into a Two Year Non-Competition Agreement with Parent, pursuant to which each such person shall agree to certain matters, including, but not limited to certain non-competition and non-solicitation provisions as mutually agreed to between Parent and such Principal or Securityholder, as applicable.

6.13.  Publicity.  Parent, Merger Sub, Colorado Company, Delaware Company, the Principals and the Representative agree that, except as otherwise required by law, they (a) will make no public comment concerning or announcement regarding the Merger and (b) institute procedures to restrict knowledge of the proposed transaction to those who need to know.  In addition, the parties acknowledge that Parent, as a publicly held company, is subject to certain disclosure requirements under federal securities laws.  Accordingly, Parent reserves the right to disclose the Merger, including financial information regarding Colorado Company and Delaware Company and the status of negotiations, at any time it decides that such disclosure is appropriate under the securities laws or the rules of any stock exchange, provided, however, that Parent shall provide Colorado Company and Delaware Company and its counsel a reasonable time to review and comment upon such disclosure.  Except as otherwise required by law or the rules of the Nasdaq Global Select Market and notwithstanding anything in this Agreement to the contrary, so long as this Agreement is in effect, none of Parent, Merger Sub, Colorado Company or Delaware Company shall, or shall permit any of their subsidiaries, if applicable, to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party.

6.14.  Indemnification.  Parent agrees that it will, after the Effective Time, provide to those individuals who have served as directors or officers of Colorado Company or Delaware Company indemnification equivalent to that provided by the Charter Documents of Colorado Company or Delaware Company, as applicable, with respect to matters occurring prior to the Effective Time, for a period of six years from the Effective Time (or, in the case of matters occurring before the Effective Time which have not been resolved prior to the sixth anniversary, until such matters are finally resolved); provided that the amount of such indemnification shall not exceed the maximum amounts payable to such directors or officers of Colorado Company or Delaware Company under Colorado Company’s or Delaware Company’s, as applicable, directors and officers insurance policy in effect immediately prior to the Effective Time.  To the extent permitted by law, Parent will advance expenses in connection with the foregoing indemnification.  In the event Parent or any of its successors or assigns (a) consolidates with or merges into any other person and Parent shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets or any person, then and in each such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.14.

6.15.  Insurance.  Following the Closing, Parent shall use Commercially Reasonable Efforts to cause each Continuing Employee to be covered by Parent’s errors and omissions insurance policy.

6.16.  Stock Restriction Agreements.  Parent Common Stock received by the Indemnifying Securityholders pursuant to ARTICLE II herein will be subject to restrictions on transfer as set forth in the Stock Restriction Agreement attached as an exhibit to the Letter of Transmittal or Option Surrender Agreement, as applicable, to be delivered to Parent to each holder of shares of Delaware Company Common Stock or Delaware Company Preferred Stock and each Optionholder.

6.17.  Reorganization and Recapitalization.  Colorado Company and Delaware Company agree to use reasonable best efforts to consummate the Reorganization and Recapitalization.

6.18.  Audited Financial Statements.  The Principals agree to provide audited financial statements of the Company for the year ended December 31, 2006 by October 15, 2007.  The full unpaid cost of such audit shall be accrued as a liability on the Estimated Closing Date Balance Sheet and Estimated Statement.  The Principals agree to cooperate fully, as and to the extent reasonably requested by Parent, with Parent in the preparation of the financial statements of the

Company for the year ending December 31, 2007, including providing Parent with supporting or back-up schedules and documentation reasonably requested by Parent.

6.19.  Chinese Company.  Colorado Company and Delaware Company agree to use reasonable best efforts to effectuate the resignation from each of the current members of the board of directors of the Chinese Company.

6.20.  Tax Reporting.  To the extent permissible under applicable law, the parties to this Agreement will report the Merger and the Secondary Merger as a single reorganization under Section 368(a)(1)(A) of the Code for federal tax purposes.

ARTICLE VII

CONDITIONS PRECEDENT

7.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)           Regulatory Approvals.  All necessary approvals, authorizations and Consents of all Governmental Entities required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(b)           No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect and no proceeding initiated by any Governmental Entity seeking an injunction shall be pending.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger, or any of the other transactions contemplated by this Agreement.

7.02.  Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Parent or Merger Sub, at or prior to the Effective Time, of the following conditions:

(a)           Stockholder Approval.  This Agreement shall have been approved and adopted by the vote or the written consent of the holders of capital stock of Delaware Company entitled to vote in accordance with applicable law and Delaware Company’s Charter Documents.

(b)           Representations and Warranties.  The representations and warranties of Colorado Company and Delaware Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Company Material Adverse Effect” in which case such representations and warranties shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date).  Parent shall receive at Closing a certificate signed on behalf of Delaware Company by an authorized officer to the foregoing effect.

(c)           Performance of Obligations of Company.  Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall receive at Closing a certificate signed on behalf of  Delaware Company by an authorized officer to such effect.

(d)           Consents Under Agreements.  The consent, approval, waiver or amendment of each person (other than the Governmental Entities) set forth in Schedule 7.02(d) hereto shall have been obtained and shall be reasonably satisfactory to Parent.

(e)           Non-Compete Agreements.  Parent shall have received countersigned copies of each of the Five Year Non-Compete Agreements, Three Year Non-Compete Agreements and Two Year Non-Compete Agreements required by Section 6.12.

(f)           Confidentiality and Intellectual Property Assignment Agreements.  Parent shall have received countersigned copies of the Confidentiality and Intellectual Property Assignment Agreements from each of the Continuing Employees listed on Schedule 7.02(f).

(g)           U.S. Real Property Holding Company.  A certificate from the Company to the effect that the Company is not a “United States real property holding corporation” for purposes of Section 897 and Section 1445 of the Code meeting the requirements of Treasury Regulation section 1.1445-2(c)(3).

(h)           Resignations.  Company shall have received written letters of resignation from each of the current members of the board of directors of Company, and each officer of Company shall resign from such office, effective at the Effective Time.

(i)           Termination of Company’s Agreements.  Parent shall have been furnished evidence satisfactory to it that all rights granted by Colorado Company or Delaware Company to its respective stockholders and in effect prior to the Closing, including rights of co-sale, voting, registration, first refusal, first offer, preemptive, board observation or information or operational covenants, shall have been terminated or shall terminate as of the Effective Time.

(j)           Capitalization Table.  Parent shall have received an updated capitalization table of Company, which shall evidence no more than 35 Securityholders who are not Accredited Investors.

(k)           Escrow Agreement.  The Parent, Representative and the Escrow Agent shall each have executed and delivered the Escrow Agreement.

(l)           Estoppel Letter.  St. Charles Capital  shall have delivered to Company and Parent an estoppel letter certifying its respective fees and expenses with respect to the transactions contemplated by this Agreement and certifying that no further fees and expenses shall be incurred with respect hereto.

(m)           Reorganization.  The Reorganization shall have been consummated.

(n)           Recapitalization.  The Recapitalization shall have been consummated.

(o)           Secretary’s Certificate.  Parent shall have received from Delaware Company a duly executed certificate reasonably acceptable to Parent from the Secretary of Delaware Company certifying as to (1) the true and correct Charter Documents of the Company and the Subsidiaries, (2) true and correct copies of each resolution of the board of directors of each of Colorado Company and Delaware Company that relate to the Reorganization, the Recapitalization, this Agreement and the other Transaction Documents, the Merger and any of the transactions contemplated hereby or thereby, (3) true and correct copies of each resolution of the holders of capital stock of each of Colorado Company and Delaware Company that relate to the Reorganization, the Recapitalization, this Agreement and the other Transaction Documents, the Merger and any of the transactions contemplated hereby or thereby, (4) the names, titles and true signatures of each Person authorized to sign any agreement related to the Reorganization, the Recapitalization, this Agreement and the other Transaction Documents, and (5) such other matters as Parent may reasonably request.

(p)           No Material Adverse Changes.  During the period between the execution of this Agreement and the Closing Date, there shall not have been any Company Material Adverse Effect and no fact or condition specific to Company shall exist which has had or would reasonably be expected to cause such a Company Material Adverse Effect after the Closing.

7.03.  Conditions to Obligations of Company.  The obligations of Company to effect the Merger is also subject to the satisfaction, or waiver by Company, at or prior to the Closing of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Parent Material Adverse Effect” in which case such representations and warranties shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date).  Company shall receive at Closing a certificate signed on behalf of Parent by an authorized officer to the foregoing effect.

(b)           Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have each performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Company shall receive at Closing a certificate signed on behalf of Parent and Merger Sub by an authorized officer of each company to such effect.

(c)           Escrow Agreement.  The Parent, Representative and the Escrow Agent shall each have executed and delivered the Escrow Agreement.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.01.  Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)           by mutual written consent of Parent and Company;

(b)           by either Parent or Company (provided, however, that the right to terminate this Agreement under this clause shall not be available to any party whose breach or failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur) if there shall have been any material breach of any of the covenants or agreements set forth in this Agreement on the part of Merger Sub or Parent, on the one hand, or Company, on the other hand, or any of the representations and warranties of such party shall cease to be materially true and correct, such that the provisions of Sections 7.02(b) and 7.02(c) or Sections 7.03(a) and 7.03(b), as the case may be, would not be satisfied and such breach has not been cured within 10 days after notice thereof to the breaching party; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(c)           by either Parent or Company if the Closing shall not have occurred by November 30, 2007; provided, however, such date may be increased by an additional 30 days at the request of a party if the Closing is delayed solely because any Requisite Regulatory Approval has not been obtained and such party is diligently undertaking such efforts required to obtain the same; provided, further, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party whose actions or failure to act has been a primary cause of, or resulted in, the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

8.02.  Effect of Termination.  In the event of termination of this Agreement by either Parent or Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, except that Section 6.05(b) shall survive any termination of this Agreement for a period of two years following such termination, and there shall be no further obligation on the part of Parent, Merger Sub, Company, or their respective officers or directors except for the obligations under such provisions.  Notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its intentional breach of any provision of this Agreement.

8.03.  Expenses.  Regardless of whether the transactions contemplated by this Agreement close, each party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

8.04.  Extension; Waiver.  Any agreement on the part of a party hereto to (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver shall nor operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

INDEMNIFICATION

9.01.  Agreement to Indemnify.  Following the Closing and subject to the limitations set forth herein,

(a)           the Indemnifying Securityholders shall severally indemnify and agree to defend and hold harmless (as may be limited for each Securityholder as set forth herein) Parent, the Surviving Corporation and the Ultimate Surviving Corporation (and their respective Affiliates, officers, directors, employees, representatives and agents) (“Parent Indemnified Persons” and, singularly, a “Parent Indemnified Person”) against and in respect of any and all Damages, by reason of or otherwise arising out of:

(i)           Parent Indemnified Taxes;

(ii)           any amount Parent is entitled to claim as Damages calculated in accordance with Section 2.14(c);

(iii)           any claim by a Securityholder or former securityholder of Company, or any other person or entity, against Company or any of its Affiliates, officers, directors, employees or agents, based upon any rights of a securityholder (other than the right of the Securityholders to receive Merger Consideration pursuant to this Agreement), including appraisal rights (to the extent greater in amount than the consideration payable under this agreement to any such person) under the applicable provisions of the DGCL, any option, preemptive rights or rights to notice or to vote;

(iv)           any expenses incurred by Colorado Company or Delaware Company in connection with this Agreement and the transactions contemplated hereby which are not paid by Colorado Company or Delaware Company prior to the Closing and which are not reflected on the Closing Date Statement; or

(v)           a breach of a representation, warranty or covenant contained in this Agreement made by Colorado Company or Delaware Company;

provided, that, the Parent Indemnified Persons will not be entitled to indemnification pursuant to this Section 9.01(a) unless the aggregate amount of all Damages for which indemnification is sought by the Parent Indemnified Persons exceeds $220,000 (the “Parent Indemnification Basket”), in which case the Parent Indemnified Persons will be entitled to indemnification for the full amount of such Damages; provided, further, that the Parent Indemnification Basket shall not apply to any claim for indemnification based on items (i), (ii), (iii) and (iv) above or any claim for indemnification under item (vi) above to the extent such claim relates to a breach of representation, warranty or covenant under Section 3.01, Section 3.02, Section 3.06, Section 3.08, Section 3.09, Section 3.11, Section 3.13, Section 3.17 or Section 3.25.

(b)           Parent shall indemnify, defend and hold harmless the Indemnifying Securityholders and their respective affiliates, representatives and agents (the “Securityholder Indemnitees”) against and in respect of any and all Damages by reason of or otherwise arising out of a breach by Parent or Merger Sub of any representation, warranty or covenant contained in this Agreement; provided, that, the Securityholder Indemnitees will not be entitled to indemnification pursuant to this Section 9.01(b) unless the aggregate amount of all Damages for which indemnification is sought by the Securityholder Indemnitees exceeds $220,000, in which case the Securityholder Indemnitees will be entitled to indemnification for the full amount of such Damages.

9.02.  Survival of Indemnity.  The representations, warranties and covenants and indemnification obligations of Colorado Company and Delaware Company and each Indemnifying Party pursuant to Section 9.01 shall survive the Closing for a period of 18 months, except for Damages arising out of Parent Indemnified Taxes or a breach of any of the representations, warranties or covenants under Section 3.01, Section 3.02, Section 3.08, Section 3.13, Section 3.17 or Section 3.25, each of which shall survive indefinitely or, if earlier, six-months after the expiration of the applicable statute of limitations, and any claims for indemnification in accordance with this ARTICLE IX with respect to any representation or warranty must be made (and will be null and void unless made) prior to the end of the applicable survival period.  Notwithstanding the proceeding sentence, as to each Indemnifying Securityholder other than a Principal, the indemnification obligations of such Indemnifying Securityholder shall expire upon the termination of the Escrow Agreement pursuant to its terms.  Upon expiration, if applicable, of such periods, no Indemnifying Party shall have any liability for Damages under such indemnification obligations unless it has received written notice from an Indemnified Party claiming indemnification prior to the expiration of the applicable period as required.

9.03.  Additional Provisions.

(a)           Limitations on Indemnified Amounts of the Indemnifying Securityholders.  In no event shall the aggregate indemnity obligations of (i) any Principal exceed the amount of the Merger Consideration Value that may be distributable to such Principal (including such Principal’s applicable percentage interest in the Escrowed Consideration Value), and (ii) any Indemnifying Securityholder other any Principal, exceed such Indemnifying Securityholder’s applicable percentage interest in the Escrowed Consideration Value that may be distributable to such Indemnifying Securityholder.  The liability of the Indemnifying Securityholders for indemnification under this ARTICLE IX by reason of or arising out of any breach by Colorado Company or Delaware Company of any representation, warranty or covenant shall not be modified, waived or diminished by any examination or investigation conducted by Parent of the books, records or operations of Colorado Company or Delaware Company.

(b)           Limitations on Indemnified Amounts of Parent.  In no event shall the Parent’s aggregate indemnity obligations exceed an amount equal to the Merger Consideration.  The liability of Parent for indemnification under this ARTICLE IX by reason of or arising out of any breach by Parent or Merger Sub of any representation, warranty or covenant shall not be modified, waived or diminished by any examination or investigation conducted by Colorado

Company or Delaware Company or either of its Affiliates, representatives or agents of the books, records or operations of Parent or Merger Sub.
(c)           Satisfaction of Indemnification Obligations.  Parent and Merger Sub agree that all Damages shall be satisfied as follows:

(i)           First, as to each Indemnifying Securityholder, with the Escrowed Consideration attributable to such Indemnifying Securityholder, until such Indemnifying Securityholder’s pro rata amount of the aggregate amount of unresolved indemnification claims made for the benefit of the Parent Indemnified Persons exceeds the value of the Escrowed Consideration attributable to such Indemnifying Securityholder; and

(ii)           Second, the Parent Indemnified Persons shall be free to pursue a Principal’s Applicable Percentage of Damages directly against such Principal severally subject to the maximum potential indemnification obligation of such Principal as provided in Section 9.03(a).

(d)           No Limitation in Event of Fraud.  Notwithstanding any other provision hereof, nothing in this ARTICLE IX (including the provisions of paragraphs (a), (b) or (c) of this Section 9.03) or otherwise shall limit, in any manner, any remedy at law or equity, to which any party may be entitled as a result of fraud by any Indemnifying Party or its employees, officers or directors.

(e)           Exclusivity of Remedy; Survival of Covenants.  Following the Closing, except in respect of claims based upon fraud, the indemnification accorded by this Section 9.03(e) shall be the sole and exclusive remedy of the parties indemnified under this ARTICLE IX in respect of any misrepresentation or inaccuracy in, or breach of, any representation or warranty or any breach or failure in performance of any covenant or agreement made in this Agreement or in any document or certificate delivered pursuant hereto.  Notwithstanding the foregoing, in the event of any breach or failure in performance after the Closing of any covenant or agreement, a non-breaching party shall also be entitled to seek specific performance, injunctive or other equitable relief.  The covenants of any party shall terminate according to the terms of such covenant and the expiration of the applicable statutes of limitations.

(f)           Subrogation.  Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this ARTICLE IX, an Indemnifying Party shall be subrogated, to the extent of such payment, to any rights that the Indemnified Party may have against any other persons with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall take such actions as the Indemnifying Party may reasonably require to perfect such subrogation or to pursue such rights against such other persons as the Indemnified Party may have.

9.04.  Claim Notice; Definitions; Third Party Claim Procedures.

(a)           Claim Notice.  An Indemnified Party shall give each Indemnifying Party from whom indemnification is sought prompt written notice (a “Claim Notice”) of any claim, demand, action, suit, proceeding or discovery of fact upon which the Indemnified Party intends to base the claim for indemnification under this ARTICLE IX, which shall contain (i) a description and a good faith estimate of the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this ARTICLE IX for such Damages, and (iii) a demand for payment, provided, however, that no failure to give such Claim Notice shall excuse any Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party is materially and actually prejudiced by such failure.  Parent, Merger Sub, Colorado Company, Delaware Company and the Representative agree that the procedures set forth in the Escrow Agreement with respect to Claim Notices and responses thereto shall govern all claims made against the Escrowed Consideration.

(b)           Procedure.  The Indemnified Party will tender the exclusive defense of a Third Party Claim (subject to the provisions of this Section 9.04(b)) to the Indemnifying Party, including any claim relating to Taxes or the qualification of the Merger and Secondary Merger as a reorganization within the meaning of Section 368(a) of the Code.  If (i) the defense of a Third Party Claim is so tendered and within 30 days thereafter such tender is accepted without qualification (or reservation of rights) by the Indemnifying Party; or (ii) within 30 days after the date on which written notice of a Third Party Claim has been given pursuant to this Section 9.04(b), the Indemnifying Party shall acknowledge in writing to the Indemnified Party and without qualification (or reservation of rights) its indemnification obligations as provided in this ARTICLE IX; then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim.  The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided.  The Indemnifying Party shall lose its right to defend and settle the Third Party Claim if it shall fail to diligently contest, defend, litigate and settle the Third Party Claim as provided herein.  So long as the Indemnifying Party has not lost its right to defend, litigate and settle and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the right, upon receiving the prior written approval of the Indemnified Party (which shall not be unreasonably withheld unless such settlement does not fulfill the conditions set forth in the following sentence and which shall be deemed automatically given if a response has not been received within the 30 day period following receipt of the proposed settlement by the Indemnified Party), to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable.  Notwithstanding anything to the contrary herein contained, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party or Indemnifying Party (as the case may be) that is not controlling the defense and or settlement of the Third Party Claim (the “Non-Control Party”) shall be required by an Indemnifying Party or Indemnified Party controlling the litigation to (and no such party shall) (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Non-Control Party of a release from all liability in respect of such claim or litigation, (y) enter into any settlement that attributes by its terms liability to the Non-Control Party or which may otherwise have a material adverse effect on the Indemnified Party’s business, or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. All expenses

(including attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party.  No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this ARTICLE IX shall relieve it of such obligations to the extent they exist.  If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to this ARTICLE IX, or if, in accordance with the foregoing, the Indemnifying Party does not have the right or shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least 20 days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party.  If, pursuant to this Section 9.04(b), the Indemnified Party so contests, defends, litigates or settles a Third Party Claim, for which it is entitled to indemnification hereunder as provided herein, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys’ fees and other expenses.  The Indemnified Party or the Indemnifying Party, as the case may be, shall furnish such information in reasonable detail as it may have with respect to a Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) to the other party if such other party is assuming defense of such claim, and make available all records and other similar materials which are reasonably required in the defense of such Third Party Claim and shall otherwise cooperate with and assist the defending party in the defense of such Third Party Claim.

ARTICLE X

REPRESENTATIVE

10.01.  Authorization of the Representative.  The Representative hereby is appointed, authorized and empowered to act as the agent of the Securityholders in connection with, and to facilitate the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents, and in connection with the activities to be performed on behalf of the Securityholders under this Agreement and the Escrow Agreement, for the purposes and with the powers and authority hereinafter set forth in this ARTICLE X and in the Escrow Agreement, which shall include the full power and authority:

(a)           to execute and deliver the Escrow Agreement (with such modifications or changes thereto as to which the Representative, in its reasonable discretion, shall have consented to) and to agree to such amendments or modifications thereto as the Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the matters set forth in ARTICLE IX and this ARTICLE X;

(b)           to take such actions and to execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement and the other

Transaction Documents and the consummation of the transactions contemplated hereby and thereby as the Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement and the other Transaction Documents;

(c)           as the Representative of the Securityholders, to enforce and protect the rights and interests of the Securityholders and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement and each other Transaction Document and, in connection therewith, to (i) resolve all questions, disputes, conflicts and controversies concerning (A) the determination of any amounts pursuant to ARTICLE II and (B) indemnification claims pursuant to ARTICLE IX; (ii) employ such agents, consultants and professionals, to delegate authority to its agents, to take such actions and to execute such documents on behalf of the Securityholders in connection with  ARTICLE II and ARTICLE IX and the Escrow Agreement as the Representative, in its reasonable discretion, deems to be in the best interest of the Securityholders; (iii) assert or institute any claim, action, proceeding or investigation; (iv) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, or any other Person, against the Representative and/or the Escrow Amount, and receive process on behalf of any or all Securityholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, give receipts, releases and discharges on behalf of all of the Securityholders with respect to any such claim, action, proceeding or investigation; (v) file any proofs, debts, claims and petitions as the Representative may deem advisable or necessary; (vi) settle or compromise any claims asserted under ARTICLE II or ARTICLE IX or under the Escrow Agreement; (vii) assume, on behalf of all of Securityholders, the defense of any claim that is the basis of any claim asserted under ARTICLE II or ARTICLE IX or under the Escrow Agreement; and (viii) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing claims, actions, proceedings or investigations, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have liability for any failure to take such any action;

(d)           to enforce payment from the Escrow Account and of any other amounts payable to Securityholders, in each case on behalf of Securityholders, in the name of the Representative;

(e)           to authorize and cause to be paid out of the Escrow Account the full amount of any indemnification claims in favor of any Parent Indemnified Person pursuant to ARTICLE X and also any other amounts to be paid out of the Escrow Account pursuant to this Agreement and the Escrow Agreement;

(f)           to cause to be paid of the Escrow Account to Securityholders in accordance with  ARTICLE II any Escrow Distributions;

(g)           to waive or refrain from enforcing any right of any Securityholder and/or of the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other Transaction Document; and

(h)           to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute direction, may consider necessary or proper or convenient in connection with or to carry out the activities described in paragraphs (a) through (g) above and the transactions contemplated by this Agreement, the Escrow Agreement and the other Transaction Documents.

Parent, Colorado Company and Delaware Company shall be entitled to rely exclusively upon the communications of the Representative relating to the foregoing as the communications of the Securityholders.  Neither Parent, Colorado Company nor Delaware Company (a) need be concerned with the authority of the Representative to act on behalf of all Securityholders hereunder, or (b) shall be held liable or accountable in any manner for any act or omission of the Representative in such capacity.

The grant of authority provided for in this Section 10.01 (i) is coupled with an interest and is being granted, in part, as an inducement to Colorado Company, Delaware Company, Parent and Merger Sub to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Securityholders and shall be binding on any successor thereto, and (ii) shall survive any distribution from the Escrow Account.

10.02.  Compensation; Exculpation; Indemnity.

(a)           The Representative shall not be entitled to any fee, commission or other compensation for the performance of its service hereunder.

(b)           In dealing with this Agreement, the Escrow Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder or thereunder, (i) the Representative shall not assume any, and shall incur no, responsibility whatsoever to any Securityholder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement, the Escrow Agreement or any other Transaction Document, unless by the Representative’s gross negligence or willful misconduct, and (ii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Securityholder unless by the Representative’s gross negligence or willful misconduct.  Except as set forth in the previous sentence, notwithstanding anything to the contrary contained herein, the Representative, in its role as Representative, shall have no liability whatsoever to Colorado Company, Delaware Company, Parent or the Merger Sub or any other Person.

(c)           Each Securityholder, severally, shall indemnify the Representative up to, but not exceeding, an amount equal to the aggregate portion of the amounts received by such Person under ARTICLE II of this Agreement, which indemnification shall be paid by such Securityholders pro rata in accordance with the portion of the aggregate amounts received by such Person under ARTICLE II of this Agreement, against all damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against it, of any nature whatsoever, arising out of or in connection with any claim or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder, under the Escrow Agreement or otherwise, except for such damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against the Representative that arise from the Representative’s gross negligence or willful misconduct, including the willful breach of this Agreement or the Escrow Agreement. The foregoing indemnification shall not be deemed exclusive of any other right to which the Representative may be entitled apart from the provisions hereof. In the event of any indemnification under this Section 10.02(c), each Securityholder shall promptly deliver to the Representative full payment of his, her or its ratable share of such indemnification claim.

(d)           All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing and/or any termination of this Agreement and the Escrow Agreement.

ARTICLE XI

GENERAL PROVISIONS

11.01.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, via electronic mail (with confirmation from recipient) or telecopied (with confirmation from recipient) provided that a copy of all electronic communications and telecopies is sent by one of the other delivery methods set forth in this Section 11.01 within one day of being sent electronically or telecopied, three days after mailed by registered or certified mail (return receipt requested) or on the day delivered by an express courier (with confirmation from recipient) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to Parent, Merger Sub, the Surviving Corporation or the Ultimate Surviving Corporation, to:

Perficient, Inc.
1120 South Capital of Texas Highway
Building 3, Suite 200
Austin, Texas 78746
Attn:  John T. McDonald, Chief Executive Officer
Phone:       (512) 531-6000
Facsimile:  (512) 531-6011
Email:         Jack.McDonald@Perficient.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

The Terrace 7
2801 Via Fortuna, Suite 100
Austin, Texas  78746
Attn:  J. Nixon Fox III, Esq.
Phone:       (512) 542-8427
Facsimile:  (512) 236-3216
Email:         nfox@velaw.com

(b)           if to Colorado Company or Delaware Company prior to the Effective Time, to:

BoldTech Systems, Inc.
999 18th Street, Suite 1000
Denver, Colorado  80202
Attn: Don Kasica, President
Phone:       (720) 931-0980
Facsimile:  (303) 629-9206

with a copy (which shall not constitute notice) to:

Kendall, Koenig & Oelsner PC
999 18th Street, Suite 1825
Denver, Colorado  80202
Attn:          David J. Kendall, Esq.
Phone:       (303) 672-0102
Facsimile:  (303) 672-0101
Email:         dkendall@kkofirm.com

(c)           if to the Representative, to:

Kent Kasica
285 Abbey Place
Boulder, Colorado  80302
Phone:       (720) 839-4206
Email:         kent_kasica@yahoo.com

with a copy (which shall not constitute notice) to:

Kendall, Koenig & Oelsner PC
999 18th Street, Suite 1825
Denver, Colorado  80202
Attn:          David J. Kendall, Esq.
Phone:       (303) 672-0102
Facsimile:  (303) 672-0101
Email:         dkendall@kkofirm.com

(d)           if to the Principals, to:

Don Kasica
1570 Blakcomb Court
Evergreen, Colorado  80439
Phone:       (303) 679-6524
Email:         don_kasica@yahoo.com

and

Kent Kasica
285 Abbey Place
Boulder, Colorado  80302
Phone:       (720) 839-4206
Email:         kent_kasica@yahoo.com

with a copy (which shall not constitute notice) to:

Kendall, Koenig & Oelsner PC
999 18th Street, Suite 1825
Denver Colorado  80202
Attn:          David J. Kendall, Esq.
Phone:       (303) 672-0102
Facsimile:  (303) 672-0101
Email:         dkendall@kkofirm.com

11.02.  Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

11.03.  Counterparts and Facsimile Execution.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.

11.04.  Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

11.05.  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles thereof.

11.06.  Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Section 6.05(b) or Section 5.02 of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 6.05(b) or Section 5.02 of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any court located in (a) the city of Austin in the State of Texas, this being in addition to any other remedy to which they are entitled at law or in equity.

11.07.  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is deemed to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.08.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

11.09.  Amendment.  This Agreement may be amended with respect to any of the terms contained herein only by written agreement, signed by each of the parties hereto, provided that no amendment shall be made which by applicable law requires further approval by a parties’ stockholders without such further approval.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first above written.

PARENT:

Perficient, Inc.

By: /s/ Jeffrey S. Davis
Name: Jeffrey S. Davis
Title:President and Chief Operating Officer

MERGER SUB:

PFT MergeCo IV, Inc.

By: /s/ Paul E. Martin
Name: Paul E. Martin
Title: Vice President

COLORADO COMPANY:

BoldTech Systems, Inc.

By:  /s/ Don Kasica
Name: Don Kasica
Title: President

DELAWARE COMPANY:

BoldTech Systems, Inc.

By: /s/ Don Kasica
Name: Don Kasica
Title: President

PRINCIPALS:

 /s/ Don Kasica
Don Kasica

 /s/ Kent Kasica
Kent Kasica

REPRESENTATIVE:

 /s/ Kent Kasica
Kent Kasica

Signature Page to
Agreement and Plan of Merger